UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Pervasive Software Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share (the “Common Stock”)

(2)

Aggregate number of securities to which transaction applies:

16,910,796 shares of Common Stock; options to purchase 1,592,175 shares of Common Stock; and restricted stock units with respect to 45,000 shares of Common Stock.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 16,910,796 shares of Common Stock multiplied by $9.20 per share; (B) options to purchase 1,592,175 shares of Common Stock multiplied by $3.73 (which is the difference between $9.20 and the weighted average exercise price of $5.47 per share); and (C) restricted stock units with respect to 45,000 shares of Common Stock multiplied by $9.20 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001364 by the sum of the numbers in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $161,932,135.95

	(5)	Total fee paid: $22,087.54

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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PERVASIVE SOFTWARE INC.

12365-B Riata Trace Parkway

Austin, Texas 78727

                , 2013

Dear Stockholder:

At a special meeting of our stockholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on                 , 2013 at      a.m. local time, at                 . Notice of the special meeting and the related proxy statement are enclosed.

The board of directors of Pervasive Software Inc., a Delaware corporation (the “Company”), has approved a merger agreement providing for the acquisition of the Company by Actian Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Actian Corporation. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $9.20 in cash, without interest and less any applicable withholding tax, for each share of the Company’s Common Stock owned by you (unless you have exercised your appraisal rights with respect to the merger).

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Our board of directors has determined that the merger is fair to and in the best interests of the Company and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important regardless of the number of shares of the Company’s Common Stock you hold. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please submit your proxy via the Internet or by telephone, or complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope. If you have Internet access, we encourage you to authorize your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

John E. Farr

President, Chief Executive Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The proxy statement is dated                 , 2013, and is first being mailed to stockholders on or about                 , 2013.

PERVASIVE SOFTWARE INC.

12365-B Riata Trace Parkway

Austin, Texas 78727

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On             , 2013

Dear Stockholder:

A special meeting of stockholders of Pervasive Software Inc., a Delaware corporation (the “Company”), will be held on                 , 2013, at      a.m. local time, at                  for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2013, by and among Actian Corporation, a Delaware corporation (“Parent”), Actian Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s Common Stock, par value $0.001 per share (other than (i) shares owned by the Company or Parent or any subsidiary thereof and (ii) shares held by stockholders, if any, who have properly exercised statutory appraisal rights), will be cancelled and extinguished and converted into the right to receive $9.20 in cash, without interest and less any applicable withholding tax.

2.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

Only stockholders of record as of the close of business on                 , 2013 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock. Even if you plan to attend the special meeting in person, we request that you submit your proxy via the Internet or by telephone, or complete, sign, date and return the enclosed proxy prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to authorize your vote via the Internet. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted.

The board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Attendance at the special meeting is limited to stockholders. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the special meeting, you will need to bring an account statement or other acceptable evidence of ownership of the Company’s Common Stock as of the close of business on                 , 2013, the record date. In addition, if you would like to attend the special meeting and vote in person, in order to vote, you must contact the person in whose name your shares are registered, obtain a proxy from that person and bring it to the special meeting. The use of cell phones, PDAs, pagers, recording and photographic equipment, camera phones and/or computers is not permitted in the meeting rooms at the special meeting.

Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the section entitled “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

John E. Farr

President, Chief Executive Officer and Director

Austin, Texas

                , 2013

i

ii

References to “Pervasive Software,” “Pervasive,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Pervasive Software Inc. and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 69.

The Parties to the Merger (Page 18)

Pervasive

Pervasive Software Inc.

12365-B Riata Trace Parkway

Austin, Texas 78727

(512) 231-6000

Pervasive Software, a Delaware corporation, was founded in 1994 and is headquartered in Austin, Texas with offices in Greenville, South Carolina; Brussels; Frankfurt; London; and Paris and is party to a joint venture in Japan. Pervasive is a global leader in cloud-based and on-premises data innovation. Pervasive delivers software to manage, integrate and analyze data, in the cloud or on-premises, throughout the entire data lifecycle.

The Company’s two flagship product families are Pervasive PSQL™, which addresses data management, and Pervasive Data Integrator™, which addresses data integration and data quality. The Pervasive PSQL database provides embeddable data management and has been deployed via millions of licensed seats since the Company’s inception in 1994. The full data management product line also includes solutions for data movement and synchronization and addresses security challenges related to data integrity, accountability, continuity and availability throughout the data lifecycle. Pervasive Data Integrator enables companies to connect data from multiple on-premises and cloud-based applications with reliable, automated integration.

Pervasive also offers Pervasive BusinessXchange™, a fully managed business-to-business integration service that works with oil and gas trading partners to enable the electronic exchange of procurement and supply chain-related documents and transactions; Pervasive DataRush™, a software development platform that lets developers rapidly build parallel applications that deliver high throughput on big data; Pervasive RushAnalyzer™, a data preparation and analytics application; Pervasive DataCloud®, an elastic platform-as-a-service for both Pervasive products and partner-designed solutions; and Pervasive Galaxy™, a marketplace and community that sells products designed by Pervasive, partners and other third parties allowing applications, software and clouds to interact.

Pervasive provides its solutions to a diverse and global customer base, serving tens of thousands of end users in a wide range of industries and markets and selling products in countries throughout the world through direct sales and channel distribution. In addition to a large customer base of end users for the Company’s integration products and services, Pervasive products are often embedded within partners’ software through a well-developed channel of independent software vendors, software-as-a-service vendors, value-added resellers and systems integrators.

For more information about Pervasive, please visit our website at www.pervasive.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 69. The Company’s Common Stock, par value $0.001 per share (the “Common Stock”), is publicly traded on the NASDAQ Global Market (the “NASDAQ”) under the symbol “PVSW”.

Parent

Actian Corporation

500 Arguello Street, Suite 200

Redwood City, CA 94063

(650) 587-5500

Actian Corporation, which we refer to as Parent, is a privately held Delaware corporation (formerly Ingres Corp.) that enables organizations to transform big data into business value with data management solutions to transact, analyze, and take automated action across their business operations. Parent helps 10,000 customers worldwide take action on big data with Action Apps, Vectorwise, the analytic database, and Ingres, the independent mission-critical online transaction processing database. Parent is headquartered in California with offices in New York, London, Paris, Frankfurt, Amsterdam and Melbourne.

Merger Sub

Actian Sub II, Inc.

c/o Actian Corporation

500 Arguello Street, Suite 200

Redwood City, CA 94063

(650) 587-5500

Actian Sub II, Inc., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist, and the Company will continue as the surviving corporation.

The Merger (Page 22)

The Agreement and Plan of Merger, dated as of January 28, 2013, by and among Parent, Merger Sub and the Company (the “Merger Agreement”), provides that Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent. In the Merger, each outstanding share of the Company’s Common Stock (other than (i) shares owned by the Company or Parent or any subsidiary thereof and (ii) shares held by stockholders, if any, who have properly exercised statutory appraisal rights) will be cancelled and extinguished and converted into the right to receive $9.20 in cash, without interest and less any applicable withholding tax, which amount we refer to in this proxy statement as the Merger consideration.

The completion of the Merger is subject to various closing conditions, including obtaining the approval of the stockholders holding a majority of the outstanding Common Stock of the Company and receiving antitrust approvals (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act”). The waiting period under the HSR Act in connection with the Merger was terminated early on February 15, 2013 by the U.S. Federal Trade Commission (the “FTC”).

Pursuant to the terms of the Merger Agreement, the Company is subject to a “no-shop” restriction on its ability to solicit alternative acquisition proposals, provide information and engage in discussions with third parties. The no-shop provision is subject to provisions that allow the Company under certain circumstances to provide information and participate in discussions with respect to unsolicited alternative acquisition proposals.

The Merger Agreement contains certain termination rights for both the Company and Parent, including upon the failure by Parent to obtain the required debt financing for the transaction. Pervasive has agreed to pay Parent $4,857,965 upon the termination of the Merger Agreement under certain circumstances, and Parent has agreed to pay the Company $10,000,000 upon the termination of the Merger Agreement under certain circumstances (each of which amounts we refer to as a termination fee).

Effects of the Merger (Page 45)

If the Merger is completed, you will be entitled to receive $9.20 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s Common Stock owned by you, unless you have properly exercised your statutory appraisal rights with respect to the Merger. As a result of the Merger, Pervasive will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 19)

Time, Place and Date

The special meeting will be held on                 , 2013, starting at      a.m. local time, at                 .

Purpose

You will be asked to consider and vote upon the approval of the Merger, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of the Company’s Common Stock at the close of business on                 , 2013, the record date for the special meeting. You will have one vote for each share of the Company’s Common Stock that you owned on the record date. As of the record date there were                      shares of the Company’s Common Stock outstanding and entitled to vote. The presence in person or by proxy of stockholders holding a majority of the Company’s stock issued and outstanding and entitled to vote at the special meeting shall constitute a quorum for the purpose of considering the proposals.

Vote Required

The approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast on the matter at the special meeting.

Common Stock Ownership of Directors and Executive Officers

As of the record date, the directors and executive officers of the Company held a total of                      shares of the Company’s Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent approximately         % of the voting power necessary to adopt the Merger Agreement at the special meeting.

Voting and Proxies

Any stockholder of record entitled to vote at the special meeting may authorize a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares of the Company’s Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of the Company’s Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of the Company’s Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the approval of the Merger. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

Revocability of Proxy

Any stockholder of record who executes and returns a proxy card (or authorizes a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by sending a written notice of revocation to our Secretary, Randall G. Jonkers, 12365-B Riata Trace Parkway, Austin, Texas 78727;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card by the date and time indicated on the applicable proxy card;

•	if you authorized a proxy to vote by telephone or the Internet, by authorizing a proxy to vote a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Stock Options and Restricted Stock Units (Page 46)

Company Stock Options

At the effective time of the Merger, each option to purchase shares of Company Common Stock outstanding immediately prior to the effective time (whether vested or unvested) will be cancelled and converted into, and will become a right to receive, an amount in cash, without interest and subject to applicable withholding for taxes, equal to the product of (x) the excess, if any, of (A) $9.20, less (B) the exercise price per share attributable to such option, multiplied by (y) the total number of shares of Company Common Stock issuable upon exercise in full of such option.

Company Restricted Stock Units

At the effective time of the Merger, each restricted stock unit settled in shares of Company Common Stock outstanding immediately prior to the effective time will be cancelled and converted into, and will become a right to receive, an amount in cash, without interest and subject to applicable withholding for taxes, equal to the product obtained by multiplying (x) $9.20 by (y) the total number of shares of Company Common Stock issuable upon settlement in full of such restricted stock unit.

Recommendation of Our Board of Directors (Page 27)

Our board of directors, at the meeting held on January 27, 2013, (i) determined that the Merger Agreement is advisable, fair to, and in the best interests of the stockholders of the Company; (ii) approved and authorized the Merger Agreement and the transactions contemplated thereby; (iii) directed that notice be given to the stockholders of a special meeting of the stockholders to be held for the purpose of voting on the adoption of the Merger Agreement; (iv) resolved to recommend that the stockholders adopt the Merger Agreement at the special meeting of the stockholders; and (v) resolved that the board’s approval constitute approval under the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) as a result of which the Merger Agreement and the transactions contemplated thereby are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL. The board of directors recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. For a discussion of the material factors considered by the board of directors in reaching its conclusions, see “The Merger—Reasons for the Merger; Special Transaction Committee, Recommendation of Our Board of Directors” beginning on page 27.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 40)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest.

Opinion of Financial Advisor (Page 30)

Shea & Company, LLC (“Shea & Company”) delivered a written opinion to our board of directors that, as of January 27, 2013, the Merger consideration is fair to the holders of Company Common Stock from a financial point of view.

The full text of the written opinion of Shea & Company, dated January 27, 2013, is attached as Annex B to this proxy statement. Shea & Company’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Shea & Company in rendering its opinion. Shea & Company provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Shea & Company opinion is not a recommendation as to how any holder of our shares of the Company’s Common Stock should vote with respect to the Merger.

Financing (Page 52)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $        , which Parent and Merger Sub expect will be funded by debt financing, together with other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s subsidiaries. Parent has received a debt commitment letter from TC Lending, LLC, a subsidiary of TPG Specialty Lending, Inc., pursuant to which the lender party thereto has committed to provide, subject to the terms and conditions set forth therein, debt financing for the transactions contemplated by the Merger Agreement in the aggregate amount set forth in such debt commitment letter. Parent has the right to terminate the Merger Agreement in certain instances if the proceeds of the debt financing or any alternative financing are not received within a specified time period. However, the consummation of the Merger is not subject to any financing conditions (although funding of the debt financing is subject to the satisfaction of the conditions set forth in the debt commitment letter under which the financing will be provided). See “The Merger Agreement—Financing” beginning on page 52 and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 57.

Regulatory Approvals

Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. The Company and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on February 7, 2013. The waiting period under the HSR Act in connection with the Merger was terminated early on February 15, 2013 by the FTC.

Material U.S. Federal Income Tax Consequences (Page 42)

The receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger generally will be a taxable transaction for United States federal income tax purposes. Generally, stockholders will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares of Common Stock surrendered. Pervasive stockholders who are U.S. holders (as defined below) generally will be subject to United States federal income tax on any gain recognized in connection with the Merger. Pervasive stockholders who are non-U.S. (as defined below) holders generally will not be subject to

United States federal income tax on any gain recognized in connection with the Merger unless certain conditions are met. See “Material U.S. Federal Tax Consequences” beginning on page 42 for more information. Pervasive stockholders should consult their own tax advisors to determine the tax consequences to them of the Merger based on their particular circumstances.

Conditions to the Merger (Page 54)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver prior to the effective time of the Merger of each of the following conditions:

•

the Merger Agreement will have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock (sometimes referred to in this proxy statement as the requisite stockholder approval);

•	all waiting periods (and extensions thereof) applicable to the Merger under the HSR Act will have expired or been terminated; and

•

no governmental authority in a relevant jurisdiction will have (A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions or (B) issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions.

Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or waiver prior to the effective time of the Merger of each of the following additional conditions:

•

our representations and warranties in the Merger Agreement regarding our organization and good standing, our authorization and the enforceability of the Merger Agreement, the absence of any conflict between the Merger Agreement and the organizational documents of us or our subsidiaries and the absence of any stockholder rights or anti-takeover plan to which the Company is a party or is bound, will be true and correct as of the date of the Merger Agreement and on the closing date as if made as of the closing date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date);

•

our representations and warranties in the Merger Agreement regarding the accuracy and completeness of our proxy statements and the compliance of our proxy statements with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be true and correct in all material respects as of the closing date as if made as of the closing date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date);

•

our representations and warranties in the Merger Agreement regarding our capitalization will be true and correct on and as of the closing date as if made on the closing date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date), except for any failure as would not increase the aggregate consideration payable in the Merger by more than $500,000;

•

all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above and disregarding any materiality or material adverse effect qualifiers, will be true and correct on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date), except for any failure as has not had, and would not reasonably be expected to have, a material adverse effect on the Company;

•	the Company will have performed in all material respects each of its covenants and other obligations under the Merger Agreement required to be performed at or prior to the closing date;

•	Parent will have received a certificate from the Company with respect to the satisfaction of the foregoing conditions;

•

there will not be pending or threatened any legal proceeding by any governmental authority that seeks, directly or indirectly, to (A) challenge or make illegal or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (B) prohibit or limit the ownership, operation or control by the Company, Parent or any of their subsidiaries, of any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock (or shares of capital stock of the Surviving Corporation), including the right to vote the shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•

there will not have occurred and be continuing any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company; provided, however, that this condition will automatically expire in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied and Parent and Merger Sub do not consummate the Merger within the fourth business day following the satisfaction of such conditions; and

•

as of immediately prior to the closing of the Merger, the Company and its subsidiaries will have an aggregate of at least $42,000,000 of cash, cash equivalents and marketable securities; provided, however, that this condition will automatically expire in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied and Parent and Merger Sub do not consummate the Merger within the fourth business day following the satisfaction of such conditions.

Conditions to the Company’s Obligations. Our obligation to consummate the Merger is subject to the satisfaction or waiver prior to the effective time of the Merger of each of the following additional conditions, which may be waived exclusively by us:

•

the representations and warranties made by Parent and Merger Sub in the Merger Agreement, disregarding any materiality or material adverse effect qualifiers, will be true and correct on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date), except for any failure as has not had, and would not reasonably be expected to have, a material adverse effect on Parent;

•

Parent and Merger Sub will have performed in all material respects each of their respective covenants and other obligations under the Merger Agreement required to be performed at or prior to the closing date; and

•	the Company will have received a certificate from Parent and Merger Sub with respect to the satisfaction of the foregoing conditions.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers (Page 55)

The Merger Agreement provides that the Company, its subsidiaries and their respective representatives are not permitted to:

•

solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of, an acquisition proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any acquisition proposal or acquisition transaction;

•

furnish to any third party any non-public information relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party, or take any other action intended to assist or facilitate the making of any acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction;

•

participate or engage in discussions or negotiations with any third party that has made an acquisition proposal or that has made any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal or acquisition transaction;

•	approve, endorse or recommend an acquisition proposal or acquisition transaction;

•

other than confidentiality agreements permitted by the Merger Agreement, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or relating to, or which is intended to or is reasonably likely to lead to, an acquisition proposal or acquisition transaction; or

•	resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, prior to obtaining the requisite stockholder approval of the Merger Agreement, the Company may (x) engage or participate in discussions or negotiations with a third party and its representatives and/or (y) furnish any non-public information relating to the Company or any of its subsidiaries to such third party and its representatives if:

•	the Company receives a written acquisition proposal that our board of directors believes in good faith to be bona fide;

•	such acquisition proposal was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of the solicitation restrictions in the Merger Agreement;

•

the board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such acquisition proposal constitutes or is reasonably likely to lead to a superior acquisition proposal; and

•

the board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) above would reasonably be expected to be a breach of its fiduciary duties under applicable law;

provided that, in the case of any action taken pursuant to the foregoing,

•

the Company enters into a confidentiality agreement with such third party the terms of which relating to confidentiality are no less favorable to the Company than those contained in the confidentiality agreement between the Company and Parent (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or other similar provision) and containing additional provisions that expressly permit the Company to comply with the solicitation restrictions in the Merger Agreement (which confidentiality agreement will be provided to Parent for informational purposes immediately following the execution and delivery thereof);

•

the Company gives Parent prompt (and in any event, within 24 hours) written notice of the identity of such person and all of the terms and conditions of such acquisition proposal (and if such acquisition proposal is in written form, the Company will give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such third party; and

•

contemporaneously with furnishing any non-public information to such person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

Termination of the Merger Agreement (Page 57)

The Merger Agreement may be terminated only as follows:

•	by mutual written agreement of Parent and the Company;

•	by either Parent or the Company if:

•

the effective time of the Merger has not occurred on or before May 31, 2013; provided, however, that this termination right will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in the failure of the effective time of the Merger to occur on or before May 31, 2013; or

•	the meeting of the Company stockholders has been held and the requisite stockholder approval was not obtained at the meeting or at any adjournment or postponement of the meeting; or

•

any governmental authority in any relevant jurisdiction has (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of any of the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions, or (ii) issued or granted any order that has the effect of making the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions and such order will have become final and non-appealable; or

•	by the Company if:

•

Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the Merger (A) would result in the failure of any of the conditions to the Company’s obligations to consummate the Merger and (B) cannot be or has not been cured by the earlier of (1) May 31, 2013 and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, however, that this termination right will not be available if the Company is then in material breach of any of its covenants or agreements set forth in the Merger Agreement such that the conditions to the obligations of Parent and Merger Sub to consummate the Merger would not be satisfied; or

•

on or after the date on which (i) all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger), (ii) the Company has irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations under the Merger Agreement and the debt financing is funded, then the Company is prepared to consummate the Merger, and (iii) Parent and Merger Sub fail to consummate the Merger within the fourth business day following the satisfaction or waiver of the closing conditions; or

•

in order to enter into an alternative acquisition agreement, provided that (i) the superior acquisition proposal was not solicited in violation of the terms of the Merger Agreement, (ii) our board of directors has followed the terms and procedures set forth in the Merger Agreement in respect of such superior acquisition proposal and the termination of the Merger Agreement in respect thereof, and (iii) immediately prior (and as a condition) to the termination of the Merger Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) a fee equal to $4,857,965; or

•	by Parent if:

•

the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than with respect to a breach of the Company’s obligations regarding non-solicitation and acquisition proposals and the recommendation of our board of directors of the Merger Agreement to the Company’s stockholders), or if any representation or warranty of the Company has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the Merger (A) would result in the failure of any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger and (B) cannot be or has not been cured by the earlier of (1) May 31, 2013 and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, however, that this termination right will not be available if the Company is then in material breach of any of its covenants or agreements set forth in the Merger Agreement such that the conditions to the obligations of the Company to consummate the Merger would not be satisfied; or

•

the Company has breached or failed to perform any of its obligations regarding non-solicitation and acquisition proposals and the recommendation of our board of directors of the Merger Agreement to the Company’s stockholders; or

•

our board of directors or any committee thereof has withheld, withdrawn or modified or publicly proposed to withhold, withdraw or modify in a way that is adverse to Parent, its recommendation of the Merger Agreement to the Company’s stockholders; or

•

our board of directors or any committee thereof has approved, endorsed, adopted or recommended or publicly proposed to approve, endorse, adopt or recommend, an acquisition proposal or acquisition transaction; or

•

the Company fails to publicly restate its recommendation of the Merger within five (5) business days after the date any acquisition proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders upon a request to do so by Parent; or

•

the Company or our board of directors (or any committee of the board of directors) has formally resolved or publicly authorized or proposed to take any of the actions in the three preceding bullet points; or

•

on or after the date on which (i) all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger), and (ii) Parent and Merger Sub have not received the proceeds of the debt financing (including any alternative financing) within the fourth business day following the satisfaction or waiver of the closing conditions.

Termination Fees (Page 59)

Pervasive has agreed to pay Parent a termination fee of $4,857,965 upon the termination of the Merger Agreement under certain circumstances, and Parent has agreed to pay the Company a termination fee of $10,000,000 upon the termination of the Merger Agreement under certain circumstances. Except as expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger) will be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

Specific Performance (Page 62)

Subject to certain conditions and limitations, the Company, Parent and Merger Sub are entitled to seek an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under the Merger Agreement.

Dissenters Rights of Appraisal (Page 65)

Under Delaware law, holders of Common Stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the Merger consideration. Any holder of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement, must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement, and must continuously hold their shares of Common Stock from the date they make the demand through the closing of the Merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant section of Delaware law is attached hereto as Annex C.

Market Price of the Company’s Common Stock (Page 63)

The closing sale price of the Company’s Common Stock on the NASDAQ on January 28, 2013, the last trading day prior to the public announcement of the proposed Merger, was $9.05 per share. The closing sale price of the Company’s Common Stock on the NASDAQ on August 10, 2012, the last trading day prior to the public announcement of Parent’s proposal to acquire the Company, was $6.55 per share. The Merger consideration of $9.20 per share represents a premium of approximately 40.5% over the closing price of the Company’s Common Stock on the NASDAQ on August 10, 2012.

On                 , 2013, the most recent practicable date before this proxy statement was printed, the closing price for the Company’s Common Stock on the NASDAQ was $         per share. You are encouraged to obtain current market quotations for the Company’s Common Stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Pervasive stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 69.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Once the Merger has been approved by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into Pervasive. Pervasive will be the Surviving Corporation and a wholly owned subsidiary of Parent.

Q.	Why am I receiving this proxy statement?

A.	To complete the Merger, the Company’s stockholders holding a majority of the outstanding shares of the Company’s Common Stock must vote to adopt the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are receiving this proxy statement because you were a stockholder of the Company as of , 2013, the record date for the special meeting. The Company will submit the Merger Agreement to its stockholders for adoption at the special meeting described in this proxy statement. You should read the section entitled “The Special Meeting” beginning on page 19.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $9.20 in cash, without interest and less any applicable withholding tax, for each share of the Company’s Common Stock that you own. For example, if you own 100 shares of the Company’s Common Stock, you will receive $920 in cash in exchange for your shares of the Company’s Common Stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	How does the Merger consideration compare to the market price of the Company’s Common Stock?

A.	The closing sale price of the Company’s Common Stock on the NASDAQ on January 28, 2013, the last trading day prior to the public announcement of the proposed Merger, was $9.05 per share. The closing sale price of the Company’s Common Stock on the NASDAQ on August 10, 2012, the last trading day prior to the public announcement of Parent’s proposal to acquire the Company, was $6.55 per share. The Merger consideration of $9.20 per share represents a premium of approximately 40.5% over the closing price of the Company’s Common Stock on the NASDAQ on August 10, 2012. On , 2013, the most recent practicable date before this proxy statement was printed, the closing price for the Company’s Common Stock on the NASDAQ was $ per share. You are encouraged to obtain current market quotations for the Company’s Common Stock in connection with voting your shares.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Pervasive will be held on , 2013, starting at , local time, at .

Q.	Who is entitled to attend and vote at the special meeting?

A.	The record date for the special meeting is , 2013. If you own shares of the Company’s Common Stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment of the special meeting.

Q.	How does a proxy work?

A.	A proxy allows you to vote at the special meeting even if you cannot attend in person. This means you may vote by designating the person selected by us as your proxy to vote your Common Stock at the special meeting in the way you instruct. We have designated John E. Farr and Randall G. Jonkers as proxies for the special meeting. While any and all holders of the Company’s Common Stock as of the close of business on , 2013 may attend the special meeting and vote in person, we also permit voting by proxy, which provides the Company’s stockholders with a means to vote on the proposals to be considered at the special meeting without needing to attend the special meeting in person. Our board of directors is asking for your proxy to be voted at the special meeting.

Q.	What constitutes a quorum for the special meeting?

A.	The presence in person or by proxy of stockholders holding a majority of the Company’s stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you authorize a proxy by telephone or the Internet or by returning the enclosed proxy card by mail, or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your broker, bank or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker, bank or other nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of the Company’s Common Stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q.	What vote is required for Pervasive’s stockholders to adopt the Merger Agreement?

A.	The affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock is required to adopt the Merger Agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast on the matter.

Q.	How does Pervasive’s board of directors recommend that I vote?

A.	Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger—Reasons for the Merger; Recommendation of our Board of Directors” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on Pervasive?

A.	As a result of the proposed Merger, Pervasive will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in the future earnings or growth of Pervasive.

Following consummation of the Merger, the registration of the Company’s Common Stock and our reporting obligations with respect to our Common Stock under the Exchange Act, will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q.	What are the material U.S. federal income tax consequences of the Merger to me?

A.	The receipt of cash in exchange for shares of the Company’s Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of the Company’s Common Stock. If you are a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger”), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless you have certain connections to the United States. The tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 42 of this proxy statement.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by the requisite vote of our stockholders or if the Merger is not completed for any other reason (including as a result of Parent’s termination of the Merger Agreement upon failure to receive the proceeds of the debt financing or any alternative financing within the time period specified in the Merger Agreement), stockholders will not receive any payment for their shares in connection with the Merger. Instead, Pervasive will remain an independent public company and our Common Stock will continue to be listed and traded on the NASDAQ. Under specified circumstances, Pervasive may be required to pay Parent a termination fee or reimburse Parent for its expenses as described under the caption “The Merger Agreement—Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please authorize a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to authorize your vote via the Internet. You can also attend the special meeting and vote. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I authorize a proxy to vote?

A:	You may authorize a proxy to vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Randall G. Jonkers, 12365-B Riata Trace Parkway, Austin, Texas 78727;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you authorized a proxy to vote by telephone or the Internet, by authorizing a proxy to vote a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be authorized and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of the Company’s Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $9.20 per share in cash to be received by our stockholders in the Merger. In order to receive the $9.20 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to appraisal rights?

A.	Under the DGCL, Company stockholders who do not vote for the adoption and approval of the Merger Agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the Merger Agreement. Any Company stockholder intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to the Company prior to the vote on the adoption and approval of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption and approval of the Merger Agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. Because of the complexity of the Delaware law relating to appraisal rights, if you are considering exercising your appraisal right, we encourage you to seek the advice of your own legal counsel.

Q.	When is the Merger expected to be completed?

A.	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the second calendar quarter of 2013. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain the requisite stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Consummation of the Merger” and “The Merger Agreement—Conditions to the Merger” beginning on pages 45 and 54, respectively. A full copy of the Merger Agreement is attached to this proxy statement as Annex A.

Q.	Will a proxy solicitor be used?

A.	No.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Company Common Stock certificates for the Merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Pervasive Investor Relations at (512) 231-6090 or via email to investor.relations@pervasive.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “The Merger—Opinion of Financial Advisor,” “The Merger—Regulatory Approvals,” and “The Merger—Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Pervasive and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the inability to complete the Merger due to the failure to satisfy the minimum cash condition;

•

the failure of the Merger to close for any other reason, including as a result of Parent’s termination of the Merger Agreement upon failure to receive the proceeds of the debt financing or any alternative financing within the time period specified in the Merger Agreement;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 69. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Pervasive

Pervasive Software Inc.

12365-B Riata Trace Parkway

Austin, Texas 78727

(512) 231-6000

Pervasive Software, a Delaware corporation, was founded in 1994 and is headquartered in Austin, Texas with offices in Greenville, South Carolina; Brussels; Frankfurt; London; and Paris and is party to a joint venture in Japan. Pervasive is a global leader in cloud-based and on-premises data innovation. Pervasive delivers software to manage, integrate and analyze data, in the cloud or on-premises, throughout the entire data lifecycle.

The Company’s two flagship product families are Pervasive PSQL™, which addresses data management, and Pervasive Data Integrator™, which addresses data integration and data quality. The Pervasive PSQL database provides embeddable data management and has been deployed via millions of licensed seats since the Company’s inception in 1994. The full data management product line also includes solutions for data movement and synchronization and addresses security challenges related to data integrity, accountability, continuity and availability throughout the data lifecycle. Pervasive Data Integrator enables companies to connect data from multiple on-premises and cloud-based applications with reliable, automated integration.

Pervasive also offers Pervasive BusinessXchange™, a fully managed business-to-business integration service that works with oil and gas trading partners to enable the electronic exchange of procurement and supply chain-related documents and transactions; Pervasive DataRush™, a software development platform that lets developers rapidly build parallel applications that deliver high throughput on big data; Pervasive RushAnalyzer™, a data preparation and analytics application; Pervasive DataCloud®, an elastic platform-as-a-service for both Pervasive products and partner-designed solutions; and Pervasive Galaxy™, a marketplace and community that sells products designed by Pervasive, partners and other third parties allowing applications, software and clouds to interact.

Pervasive provides its solutions to a diverse and global customer base, serving tens of thousands of end users in a wide range of industries and markets and selling products in countries throughout the world through direct sales and channel distribution. In addition to a large customer base of end users for the Company’s integration products and services, Pervasive products are often embedded within partners’ software through a well-developed channel of independent software vendors, software-as-a-service vendors, value-added resellers and systems integrators.

For more information about Pervasive, please visit our website at www.pervasive.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 69. The Company’s Common Stock, par value $0.001 per share, is publicly traded on the NASDAQ under the symbol “PVSW”.

Parent

Actian Corporation

500 Arguello Street, Suite 200

Redwood City, CA 94063

(650) 587-5500

Actian Corporation, which we refer to as Parent, is a privately held Delaware corporation (formerly Ingres Corp.) that enables organizations to transform big data into business value with data management solutions to transact, analyze, and take automated action across their business operations. Parent helps 10,000 customers worldwide take action on big data with Action Apps, Vectorwise, the analytic database, and Ingres, the independent mission-critical online transaction processing database. Parent is headquartered in California with offices in New York, London, Paris, Frankfurt, Amsterdam and Melbourne.

Merger Sub

Actian Sub II, Inc.

c/o Actian Corporation

500 Arguello Street, Suite 200

Redwood City, CA 94063

(650) 587-5500

Actian Sub II, Inc., which we refer to as Merger Sub, is a Delaware corporation that was organized solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon the consummation of the proposed Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on                 , 2013, starting at      a.m. local time, at the                 , or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies). Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If we do not receive the requisite vote of our stockholders to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement in its entirety. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on                 , 2013.

Record Date and Quorum

We have fixed the close of business on                 , 2013 as the record date for the special meeting, and only holders of record of the Company’s Common Stock on the record date are entitled to vote at the special meeting. On the record date, there were — shares of the Company’s Common Stock outstanding and entitled to vote. Each share of the Company’s Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

The holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. Shares of the Company’s Common Stock represented at the special meeting but not voted, including shares of the Company’s Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock. For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the Merger Agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Under the rules of the NASDAQ, brokers who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the Merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of the Company’s Common Stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption of the Merger Agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by sending a written notice of revocation to our Secretary, Randall G. Jonkers, 12365-B Riata Trace Parkway, Austin, Texas 78727;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card by the date and time indicated on the applicable proxy card;

•	if you authorized a proxy to vote by telephone or the Internet, by authorizing a proxy to vote a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days after the record date) if an announcement is made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the combined voting power of the Company’s Common Stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting may adjourn the special meeting. Any signed proxies received by Pervasive in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Pervasive’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To properly exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 65 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse brokerage houses, fiduciaries and custodians representing beneficial owners of shares for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, electronic transmission, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Pervasive Investor Relations by phone at (512) 231-6090 or via email to investor.relations@pervasive.com.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying by any interested holder of the Company’s Common Stock through the “Investor Relations” section of the Company’s website at http://www.pervasive.com and at the principal executive offices of the Company during its regular business hours. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

Pervasive’s management and board of directors routinely assess strategic opportunities, at times with the assistance of legal and financial advisers, as part of their evaluation of changes in the industry in which Pervasive operates and their review of opportunities to strengthen Pervasive’s business and maximize stockholder value. In addition, because Pervasive and Parent operate in related fields of the software industry, the management teams of both companies are aware of the other.

On July 29, 2012, Pervasive received an unsolicited letter from Parent proposing to acquire all of the outstanding shares of the Common Stock of Pervasive for $8.50 per share. On August 1, 2012, members of the management team of Pervasive met with members of the management team of Parent to discuss the proposal. On August 4, 2012, Pervasive received another unsolicited letter from Parent reconfirming its proposal to acquire all of the outstanding shares of the Common Stock of Pervasive. On August 6, 2012, our board of directors met to discuss and consider the foregoing letters. In response to Parent’s proposals, the board discussed a possible sale of the Company in light of the Company’s current business performance and its strategic plans and prospects, including its research and development efforts and new product initiatives. After this discussion, the board determined that it was not an appropriate time to sell the Company and it was in the best interests of the Company and its stockholders to continue the Company’s pursuit of its current business and strategic plans and initiatives. Accordingly, the board requested that Mr. Farr prepare and send a letter to Parent rejecting Parent’s offer to acquire the Company. Mr. Farr sent such letter to Parent on August 7, 2012. Also at its meeting on August 6, 2012, the board determined to engage an independent financial advisor to advise the board on financial matters as it continued to pursue its strategic objectives and respond to any further approaches from Parent or any other third party. Accordingly, the board gave Mr. Farr authority to begin discussions with, and solicit proposals from, several investment banking firms for this purpose.

On August 13, 2012, Pervasive received another unsolicited letter from Parent proposing to acquire all of the outstanding shares of the Common Stock of Pervasive for $8.50 per share. Parent issued a press release on the same day that discussed and included a copy of this letter. On August 16, 2012, our board of directors met to discuss and consider the foregoing letter. After discussion, the board determined to defer any decisions regarding Parent’s proposal until it had obtained the advice of a financial advisor. Mr. Farr then gave the board an update regarding proposals he had received from several investment banking firms regarding a potential engagement and the board gave Mr. Farr feedback on the various proposals. The board also formed a special transaction committee comprised of David Boucher and Jeff Hawn, each of whom was determined by the board to be independent and disinterested with respect to maintaining the Company’s stand-alone business plan and any potential strategic transaction involving a sale of the Company, to help the board review and evaluate a possible sale of the Company.

On August 18, 2012, the special transaction committee met to review various proposals that Mr. Farr had received from several investment banking firms regarding a potential engagement in connection with a potential sale of the Company.

On August 23, 2012, representatives of Shea & Company attended a meeting of our board of directors and made a presentation to the board regarding potential processes the board might consider in order to evaluate Parent’s proposal, including a potential market check process whereby the Company would solicit alternative proposals to acquire the company. Representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, the Company’s legal counsel, referred to herein as WSGR, also made a presentation to the board regarding its fiduciary duties and other issues for the board to consider in connection with its evaluation of a potential sale of the Company. Also at its meeting on August 23, 2012, the board approved the engagement of Shea & Company as the Company’s independent financial advisors in connection with the proposed strategic transaction involving the Company. The board approved the engagement of Shea & Company based upon the firm’s focus on the software industry and prior experience working with clients of a similar scale to the Company.

On September 7, 2012, the special transaction committee met with representatives of Shea & Company to review a preliminary valuation analysis of the Company that Shea & Company had prepared in advance of the board meeting to be held on September 12, 2012. The materials included a preliminary valuation analysis of the Company based on precedent transaction analysis, comparable company trading analysis, revenue growth tranche analysis, acquisition premium analysis and discounted cash flow analysis consistent with the methodologies Shea & Company used in its final valuation analysis. The representatives of Shea & Company discussed various data points to provide context for the preliminary valuation analyses, including the Company’s financial results, revenue growth, the share cost basis of the Company’s largest stockholders, historical trading prices, trading volume and trading multiples for the Company’s shares, comparisons of various financial metrics and valuation metrics between the Company and certain industry peers, and draft stand-alone valuations of the Company’s embedded database and data and application integration businesses. The representatives of Shea & Company then discussed with the special transaction committee a possible timeline of acquisition-related events in order to provide the committee with an overview of a potential market check process.

On September 12, 2012, the board discussed the Parent letter dated August 13, 2012 and instructed Shea & Company to solicit potential bids from interested parties and engage with those parties, including Parent, regarding their interest in acquiring the Company. The board also met with representatives of Shea & Company, who presented the materials they had discussed with the special transaction committee on September 7, 2012. Later on September 12, 2012, the Company issued a press release announcing the board meeting to consider the advice of Shea & Company with respect to the evaluation of the Parent letter and the board’s instructions to Shea & Company regarding the initiation of a market check process.

On September 14, 2012, the special transaction committee met to discuss a list of potential acquirers of the Company and certain other matters. The list, which included approximately 150 potential acquirers, included all strategic and financial (e.g. private equity firms) buyers which had prior interactions with the Company related to either a potential acquisition or strategic-level corporate partnerships, as well as a larger group of strategic and financial buyers which had previously made acquisitions of other software and technology vendors. Representatives of Shea & Company presented a summary of each potential acquirer’s business and any relevant history between that party and the Company.

On September 21, 2012, representatives of Shea & Company provided an update to the special transaction committee regarding the status of their activities related to the possible sale of the Company. The representatives of Shea & Company discussed with the committee the steps of a proposed process to solicit potential bids from a broad group of potentially interested parties. The special transaction committee also reviewed a proposed process letter, which outlined the steps and response dates for potential acquirers to follow when submitting a proposal.

The proposed process, which was implemented by the Company, was as follows: i) Shea & Company provided each prospective interested party the process letter and an information memorandum, which set forth an overview of the Company and its historical financial results, market opportunity, strategy, products, research and development, competition, employees, facilities and certain other information using publicly-available data sources; ii) upon expression of interest in further evaluation of an acquisition of the Company, potential bidders were required to execute a nondisclosure and standstill agreement with the Company; iii) upon execution of the NDA and standstill, potential bidders were provided access to a virtual data room containing confidential due diligence information on the Company and its business; and iv) the management team of the Company held meetings with potential bidders. Interested parties were asked to complete this process and submit final, non-binding proposals to acquire the Company and markups to a draft merger agreement provided by Pervasive, by November 16, 2012.

On September 28, 2012, the special transaction committee met with representatives of Shea & Company to discuss an update regarding outreach to potential acquirers of the Company. As of the date of the meeting, the representatives of Shea & Company reported that they had contacted via email and telephone 104 potential financial acquirers and 47 potential strategic acquirers. The representatives of Shea & Company reviewed with the committee a presentation summarizing the status of their communications with each of the potential acquirers that had been contacted, including whether a nondisclosure agreement had been sent to the potential acquirer, whether that nondisclosure agreement had been executed, whether data room access had been granted and whether a management presentation had been scheduled.

On October 5, 2012, the special transaction committee again met with representatives of Shea & Company to discuss a further update regarding outreach to potential acquirers of the Company. As of the date of the meeting, the representatives of Shea & Company reported that they had contacted 106 potential financial acquirers, 23 of which had requested a nondisclosure agreement, 62 of which had indicated that they were not interested in pursuing a transaction with the Company and the remainder of which did not request an NDA and, in some cases, did not respond at all. Representatives of Shea & Company also reported that they contacted 48 potential strategic acquirers, six of which had requested a nondisclosure agreement, 12 of which had indicated that they were not interested in pursuing a transaction with the Company and the remainder of which did not request an NDA and, in some cases, did not respond at all. During the process, before any financial or strategic bidder was determined by Shea & Company to be non-responsive and non-interested, Shea & Company contacted such bidder via email and/or telephone at least twice and, in some cases, five times. Of the nondisclosure agreements that were requested by and provided to bidders, nine were never executed, primarily as a result of the respective potential bidders indicating they were no longer interested in moving forward with the bidding process after they finished their review of publicly-available information. The representatives of Shea & Company reviewed with the committee a presentation summarizing the status of their communications with each of the potential acquirers that had been contacted, including whether a nondisclosure agreement had been sent to the potential acquirer, whether that nondisclosure agreement had been executed, whether data room access had been granted and whether a management presentation had been scheduled.

On October 12, 2012, the special transaction committee met with representatives of Shea & Company to receive a further update regarding the potential acquirers that had been contacted and the current status of each communication.

On October 18, 2012, Pervasive received an unsolicited letter from Parent updating its offer to acquire all of the outstanding shares of the Company by increasing its offered price to $9.00 per share and providing comments to the Company’s proposed form of nondisclosure agreement.

On October 19, 2012, the special transaction committee discussed appropriate disclosure of the letter the Company received from Parent on October 18, 2012 and an update on the bid solicitation process as it related to the Company’s upcoming earnings release. Representatives of Shea & Company gave a presentation to the special transaction committee summarizing the status of their communications with each of the potential acquirers that had been contacted. The representatives of Shea & Company also presented to the special transaction committee an overview of the progress and next steps for each portion of the acquisition process, including the initial material preparation, initial outreach, marketing and management presentation phase, diligence stages and outreach closure.

On October 26, 2012, Pervasive received a letter from Parent pursuant to the bid process letter that included a proposed term sheet and details regarding Parent’s proposed purchase price, contemplated structure for the transaction, necessary approvals, anticipated sources of financing for the proposed transaction, due diligence requirements, outside advisors and additional information. Later that same day, the special transaction committee met to discuss the letter and also received an update from representatives of Shea & Company regarding the outreach process, including the status of their communications with each potential acquirer of the Company.

On each of November 1, 2012, November 7, 2012 and November 15, 2012, the Company held in-person due diligence meetings between the management teams of Party A.

On November 5, 2012, the special transaction committee met with representatives of Shea & Company to discuss the current status of outreach to potential acquirers, including whether a nondisclosure agreement had been sent to the potential acquirer or had been signed, and to discuss the process. That same day, Parent issued a press release disclosing that it had increased its offer from $8.50 per share to $9.00 per share and calling for an end to Pervasive’s outreach process.

On November 16, 2012, Pervasive received a letter from Parent reaffirming their proposal to acquire all of the outstanding shares of the Common Stock of Pervasive for $9.00 per share, and including a markup of a draft merger agreement. The special transaction committee met with representatives of Shea & Company to discuss an update regarding progress of their outreach effort.

On November 20, 2012, Pervasive received a nonbinding letter from Party A proposing to acquire all of the outstanding shares of the Common Stock of Pervasive for $9.25 per share, and including a markup of a draft merger agreement.

On November 26, 2012, representatives of Shea & Company provided updates to the special transaction committee regarding the outreach and bid solicitation process.

On November 30, 2012, representatives of Shea & Company provided updates to the special transaction committee regarding the outreach and bid solicitation process.

On December 4, 2012, the board held a meeting to discuss the potential sale of the Company. Representatives of Shea & Company provided the board with a detailed update on the process and the status of the outreach to potential acquirers, noting that two parties, Parent and Party A, had submitted letters of intent. The representatives of Shea & Company discussed with the board the nondisclosure agreements that had been executed with certain of the potential acquirers and material differences in the nondisclosure agreement that was executed by Parent, including the fact that Parent had declined to sign the Company’s proposed one-year “standstill” agreement that other potential bidders had signed and had instead, on December 3, 2012, executed a nondisclosure agreement containing a two-month “standstill” agreement. The board discussed with representatives of Shea & Company the terms of the submitted offers by Parent and Party A and the business and financial characteristics of both bidders, including, as applicable, each company’s available cash and financing options, acquisition history and exhibited level of interest. The representatives of Shea & Company also provided the board with a preliminary valuation analysis for the Company, including various data points to provide context for the valuations, and details regarding communications with potential strategic and financial acquirers.

On December 5, 2012, the Company held in-person due diligence meetings between the management teams of Parent and the Company. From October 17, 2012 through December 5, 2012, the Company held due diligence meetings with the management teams of six other potential bidders in addition to the meetings it held with Parent and Party A, but none of those six other potential bidders submitted any letter of intent or other indication of interest in pursuing a transaction with the Company.

On December 6, 2012, Shea & Company spoke with a representative from Party A, who informed Shea & Company that, while Party A was still interested in the potential acquisition of Pervasive, Party A needed to focus on internal matters for a period of time.

On December 7, 2012, the special transaction committee discussed with representatives of Shea & Company an update on the outreach and bid solicitation process. The representatives of Shea & Company also discussed with the committee the recent Actian in-person due diligence meetings.

On December 13, 2012, the board met and discussed the current status of the outreach process.

On December 14, 2012, the special transaction committee held a meeting and discussed with representatives of Shea & Company the latest developments in the outreach and bid solicitation process, including an update regarding the in-person due diligence meetings with Party A. Representatives of WSGR described for the committee the terms of the transaction as proposed by Parent, including the fact that Parent’s proposal did not contain a financing condition but included a customary reverse break fee structure that enabled Parent to terminate the merger agreement, and limited Parent’s liability to the Company, in the event that Parent was unable to raise financing for the transaction. The committee discussed the fact that, aside from price, the financing-related provisions were the most material difference between Parent’s proposal and Party A’s proposal, which would be funded with Party A’s cash on hand and was not conditional in any way upon the receipt of third party financing. Representatives of WSGR discussed with the committee the risks created by the financing-related arrangements proposed by Parent and potential strategies for negotiating terms to either eliminate the financing related risks, or if that was not possible, to attempt to mitigate the effect of the financing related risks.

On December 14, 2012, WSGR distributed to each of Parent and Party A a revised draft of the merger agreement reflecting the Company’s responses to the proposed revisions from Parent and Party A and discussed such proposed revisions with respective legal counsel.

On each of December 21, 2012, December 28, 2012 and January 11, 2013, the special transaction committee held a meeting and discussed with representatives of Shea & Company an update on the outreach and bid solicitation process. The updates at each meeting were primarily focused on the status of negotiations with Parent and Party A.

On January 14, 2013, Parent provided the Company with proposed revisions to the merger agreement, including an increase to Parent’s proposed purchase price per share to $9.10, and the Company’s disclosure letter. Also on January 14, 2013, representatives of Shea & Company discussed with a representative of Party A the fact that Party A had not made meaningful progress in the process since Party A had initially proposed a letter of intent. During that conversation, the representative of Party A told the representatives of Shea & Company that Party A would not be able to consider the consummation of a potential acquisition of Pervasive for an indeterminate period of time, and the representative of Party A was uncertain as to whether, if after the passage of time, Party A would have interest.

On January 17, 2013, the special transaction committee held a meeting and discussed with representatives of Shea & Company an update on the outreach and bid solicitation process. The update was primarily focused on the status of negotiations with Parent and Party A, including the material differences between the transaction terms and conditions proposed by each of the parties and the recent communications with Party A.

Between January 19, 2013 and January 24, 2013, representatives of the Company and Parent and their respective legal advisors, together with representatives of Shea & Company, negotiated the terms of the merger agreement with a view toward addressing the risks attendant to the financing-related arrangements proposed by Parent. As a result of significant negotiations regarding the terms of the transaction, including the proposed price per share, the draft merger agreement that Parent sent to Pervasive on January 21, 2013 reflected Parent’s increase to its proposed price per share from $9.10 to $9.20.

On January 25, 2013, the special transaction committee held an update call with our management and representatives of WSGR and Shea & Company to discuss the current status of negotiations with Parent regarding the terms of the merger agreement, including the resulting proposed resolution of each of the financing-related issues discussed at the previous committee meeting. The special transaction committee discussed and asked questions of representatives of WSGR and Shea & Company regarding each of such outstanding issues and considered strategic responses to Parent’s current position on each, including Parent’s currently proposed price. The special transaction committee also discussed with Shea & Company that there had been no further indication from Party A that Party A would be in a position to continue discussions regarding a potential transaction at this time, as well as the significant risk to the currently proposed transaction with Parent that would result from continuing to wait to determine if Party A might, at some point, be willing to engage in further discussions. The special transaction committee also discussed with WSGR procedural steps toward signing the merger agreement, including the appropriate process for communicating and meeting with the Board to review and approve the merger agreement. After discussion, the special transaction committee unanimously determined to recommend to the board of directors that the board of directors approve the merger agreement and the transactions contemplated thereby, including the proposed merger.

On January 26, 2013, our board of directors met with management and representatives from Shea & Company and WSGR to consider the proposed transaction and to review and deliberate the final terms of the merger agreement. Representatives from Shea & Company provided the board with a detailed financial analysis of the proposed transaction, and representatives from WSGR reviewed with the board the material terms of the proposed merger agreement. The board also discussed the fact that, as of that time, Parent was the only bidder actively engaged in the process and there was no indication that any other bidders, including Party A, would be likely to present a proposed transaction that would be more valuable to the Company’s stockholders than the currently proposed transaction with Parent. The board discussed a variety of factors relating to the proposed merger and whether the transaction with Parent at this time was in the best interests of the Company’s stockholders. In order to provide the members of the board with additional time to review and consider the terms of the merger agreement, the board decided to reconvene the following day to discuss the proposed transaction with Parent.

On January 27, 2013, our board of directors met with management and representatives from Shea & Company and WSGR to consider the proposed transaction. Shea & Company delivered its written opinion to our board of directors that, as of January 27, 2013 and based upon and subject to the considerations, limitations and other matters set forth in the written opinion, the Merger consideration is fair to the holders of Company Common Stock from a financial point of view. The full text of the opinion of Shea & Company, dated as of January 27, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Shea & Company in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The members of the board asked various questions of Shea & Company and WSGR representatives regarding the terms of the Merger Agreement and the proposed transaction. After discussion, the board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, determined that the Merger Agreement was advisable, fair to, and in the best interests of the Company’s stockholders and resolved to recommend that our stockholders approve the Merger at the special meeting of the stockholders. The Merger Agreement was executed on January 28, 2013.

Reasons for the Merger; Special Transaction Committee; Recommendation of Our Board of Directors

Special Transaction Committee

The special transaction committee of the board of directors, consisting solely of independent directors, and, acting with the advice and assistance of the Company’s independent legal and financial advisors, evaluated and actively participated in the negotiation of the Merger, including the terms and conditions of the Merger Agreement, with Parent and Merger Sub. At the meeting held on January 25, 2013 described above, the special transaction committee unanimously recommended the terms of the Merger Agreement to the board of directors.

Board of Directors

Our board of directors, at the meeting held on January 27, 2013 described above, (i) determined that the Merger Agreement is advisable, fair to, and in the best interests of the stockholders of the Company; (ii) approved and authorized the Merger Agreement and the transactions contemplated thereby; (iii) directed that notice be given to the stockholders of a special meeting of the stockholders to be held for the purpose of voting on the adoption of the Merger Agreement; (iv) resolved to recommend that the stockholders adopt the Merger Agreement at the special meeting of the stockholders; and (v) resolved that the approval of our board of directors constitute approval under the provisions of Section 203 of the DGCL as a result of which the Merger Agreement and the transactions contemplated thereby are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL.

In the course of reaching its determination, our board of directors considered the following factors and potential benefits of the Merger:

•	the current and historical market prices of the Company’s Common Stock and the fact that the price of $9.20 per share represented a premium to those historical prices;

•

the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, globally as well as within the data management industry;

•	the increasing costs of operating as a small public company;

•	the increased competition from large-scale competitors;

•	the results of the process conducted by the Company and its financial advisors to evaluate strategic alternatives available to the Company;

•	the Company’s historical performance and condition and strategic goals, business, prospects, operations, technology, management and competitive position;

•

the Company’s historical share price relative to that of market indices, vendors of software products similar to those provided by the Company, and vendors of software products with market capitalizations similar to that of the Company;

•	the strategic benefits of the Merger with respect to the commercialization of the Company’s products;

•

the view of the management of the Company regarding the financial condition, results of operations and business of the Company before and after giving effect to the Merger and management’s views of the prospects for the Company’s business both as an independent entity, including based on draft stand-alone valuations prepared by Shea & Company, and assuming the consummation of the Merger;

•	the prospects of the Company as an independent company;

•	the impact of the Merger on the Company’s customers and employees;

•	the terms of the Merger Agreement and the related agreements, including:

•	the representations, warranties and covenants of the parties in the Merger Agreement;

•	the conditions to parties’ obligations to consummate the Merger;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	our ability to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying Parent a termination fee of $4,857,965;

•

Parent’s representation that the debt commitment letter, when taken together with the other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s subsidiaries on the closing date of the Merger, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by the Merger Agreement and pay all related fees and expenses, and that the Company is a named third party beneficiary of the equity commitment letter;

•

our ability to enforce specifically the terms and provisions of the Merger Agreement to prevent certain breaches of the Merger Agreement, and Parent’s affirmative obligation to cooperate with any such efforts;

•

the fact that the Merger consideration is all cash, allowing the Company’s stockholders to immediately realize a fair value for their investment, while also providing such stockholders certainty of value for their shares;

•

the availability of appraisal rights to holders of the Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery;

•

the financial presentation of Shea & Company, including the opinion of Shea & Company that, as of January 27, 2013 and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion and other matters as they see relevant, the Merger consideration to be paid to the holders of Company Common Stock is fair, from a financial point of view, to such holders; and

•	the unanimous recommendation by the special transaction committee of the terms and conditions of the Merger Agreement.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•

the risks and costs to the Company if the Merger does not close, including the effect of substantial expenses incurred in connection with the Merger, and the effect of a public announcement of the Merger on the Company’s sales and operating results, the Company’s ability to attract and retain key management, marketing and technical personnel, the Company’s ability to raise additional capital and the Company’s ability to consummate an alternative strategic transaction;

•

the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•

the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, both globally and also within the data management industry, and the related impact on the Company’s current share price and overall valuation;

•	the vote of the Company’s stockholders required to adopt the Merger Agreement is the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock;

•	the requirement that we pay Parent a termination fee of $4,857,965 if our board of directors accepts a superior proposal;

•

the restrictions on the conduct of the Company’s business prior to the completion of the Merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for United States federal income tax purposes.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Merger. After considering these factors, the board of directors concluded that the Merger Agreement and the Merger were in the best interests of our shareholders. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

Pervasive retained Shea & Company to act as its financial advisor with respect to pursuing strategic alternatives for the Company, including a possible sale of the Company, and to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by Pervasive’s shareholders in connection with the Merger. On January 27, 2013, Shea & Company delivered its oral opinion, subsequently confirmed in a written opinion of the same date, to the board of directors that, based on and subject to the limitations and assumptions stated in the opinion, as of the date of the opinion the Merger consideration to be received by the holders of Pervasive Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Shea & Company’s written opinion dated January 27, 2013, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of Shea & Company’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion and you are urged to read the opinion in its entirety.

Shea & Company’s opinion addresses solely the fairness, from a financial point of view, to the holders of Pervasive Common Stock of the Merger consideration as of the date of the opinion. Shea & Company’s opinion was directed solely to our board of directors in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any Pervasive stockholder as to how such stockholder should vote or how any such stockholder should act with respect to the Merger or any other matter, including, but not limited to, exercise of appraisal rights. Shea & Company’s opinion was not approved or issued by a fairness opinion committee.

In arriving at its opinion, Shea & Company, among other things, has:

•	reviewed certain publicly available financial statements and other business and financial information of Pervasive, including analyst reports;

•	reviewed certain internal financial statements and other financial and operating data concerning Pervasive prepared by management of Pervasive;

•

analyzed certain financial forecasts prepared by our management, which forecasts Pervasive represented to Shea & Company are consistent with the best judgments of our management as to the future financial performance of Pervasive and are the best available forecasts with respect to such future financial performance of Pervasive;

•	discussed the past and current operations and financial condition and the prospects of Pervasive with senior executives of Pervasive;

•	reviewed the reported prices and trading activity for Pervasive’s Common Stock;

•

compared the financial performance of Pervasive and the prices and trading activity of Pervasive’s Common Stock with that of certain other publicly traded companies and their securities that Shea & Company considered to be generally relevant;

•	reviewed the financial terms, to the extent publicly available, of certain transactions that Shea & Company considered to be relevant;

•	reviewed the draft of the Merger Agreement dated January 25, 2013 and certain related documents; and

•	performed such other analyses, studies and investigations, and considered such other factors as Shea & Company has deemed appropriate.

In addition, Shea & Company conducted such other inquiries, examinations and analyses, and considered such other financial, economic and market criteria as Shea & Company deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Shea & Company in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, our board of directors at a meeting held on January 27, 2013. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Shea & Company or of its presentation to our board of directors on January 27, 2013.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Shea & Company. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Shea & Company or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 25, 2013 (the last trading day prior to the opinion being rendered), and is not necessarily indicative of current market conditions.

For purposes of its analyses, Shea & Company calculated (i) Pervasive’s equity value implied by the Merger to be approximately $160.4 million, based on approximately 17.4 million fully-diluted shares of Pervasive’s Common Stock outstanding as of January 25, 2013, calculated using the treasury stock method; and (ii) Pervasive’s enterprise value implied by the Merger (“EV”) to be approximately $114.7 million, based on Pervasive’s estimate of its cash and cash equivalents of $45.7 million as of December 31, 2012 and no outstanding debt as of that date. For the purposes of this analysis, EV equates to implied equity value, plus debt, less cash.

Financial Analyses

Shea & Company performed the following financial analyses in connection with rendering its opinion to our board of directors:

•	selected mergers and acquisitions (“M&A”) transaction analysis;

•	selected public company trading analysis;

•	acquisition premiums paid analysis; and

•	discounted cash flows analysis.

Each of these analyses is summarized below.

Selected M&A Transaction Analysis

Shea & Company reviewed M&A transactions involving target companies in the enterprise software sector that were deemed, in Shea & Company’s professional judgment, to have aspects similar to Pervasive’s business or financial profile. Shea & Company selected these transactions using the following criteria:

•	pending or completed transactions announced since January 1, 2011;

•	transactions in which the acquiring company purchased a controlling interest of the target;

•	transaction value between $50 million and $500 million; and

•	target companies in the enterprise software industry.

Based on these criteria, Shea & Company identified and analyzed the following transactions:

Target	Acquiror
Pardot LLC	ExactTarget, Inc.
SenSage, Inc.	KEYW Holding Corporation
UC4 Software, Inc.	EQT Partners
Servigistics, Inc.	PTC Inc.
Folhamatic Group	Sage Group plc
Esterel Technologies, Inc.	ANSYS, Inc.
iContact Corp	Vocus, Inc.
Convio, Inc.*	Blackbaud Inc.
TaxACT	InfoSpace, Inc.
DemandTec, Inc.*	International Business Machines Corporation
Mobile Complete, Inc. (dba Device Anywhere)	Keynote Systems, Inc.
Multifamily Technology Solutions, Inc.	RealPage, Inc.
Global 360 Holding Corporation	Open Text Corporation
dynaTrace software, Inc.	Compuware Corporation
Apache Design Solutions, Inc.	ANSYS, Inc.
Interactive TKO, Inc.	CA Technologies, Inc.
Clearwell Systems, Inc.	Symantec Corporation
Realm Solutions Inc. (Argus Software)	Altus Group
Amcom Software, Inc.	USA Mobility, Inc.
Tollgrade Communications, Inc.*	Golden Gate Capital Partners
Vocollect, Inc.	Intermec Inc.

*	publicly traded target company

For each of the selected transactions, Shea & Company calculated valuation multiples based on the ratio of: (i) implied EV to last twelve months (“LTM”) revenue and (ii) implied EV to LTM EBITDA. “EBITDA” is a non-GAAP financial measure, calculated as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and transaction costs. For each of the two calculation methods, the valuation multiples were then grouped into two data sets— one data set with the calculations for all the selected transactions and one data set with the calculations for only the selected transactions in which the target company was publicly traded. Shea & Company then compared the data sets with the valuation multiples for Pervasive, which were calculated using the EV implied by the Merger consideration.

The selected M&A transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Pervasive based on the Merger consideration were within or above the range of valuation multiples for implied EV to LTM EBITDA for all of the selected transactions, and for the selected transactions in which the target company was publicly traded; however, the valuation multiple of Pervasive was below the median valuation multiples for implied EV to LTM revenue for both data sets. Shea & Company noted that the target companies in these selected transactions were generally growing faster than Pervasive, particularly with respect to revenue.

The selected M&A transactions analysis indicated the following multiples:

Selected M&A Transactions
	Pervasive (1)	Minimum	Mean	Median	Maximum
Implied EV to LTM revenue for all selected transactions	2.3x	1.4x	4.4x	3.5x	9.8x
Implied EV to LTM revenue for selected transactions in which target company was publicly traded	2.3x	1.4x	3.1x	3.3x	4.6x
Implied EV to LTM EBITDA for all selected transactions (2)	18.0x	7.2x	16.3x	14.4x	28.1x
Implied EV to LTM EBITDA for selected transactions in which target company was publicly traded (2)	18.0x	7.2x	16.6x	16.6x	25.9x

(1)	Based on the Merger consideration.
(2)	Information not available with respect to 11 transactions, and transactions with a multiple of implied EV to LTM EBITDA greater than 50x were considered outliers and were not included in the data set.

Selected Public Company Trading Analysis

Shea & Company reviewed selected historical financial data of Pervasive and estimated financial data of Pervasive based on projections provided by our management and compared them to corresponding financial data, where applicable, for U.S. listed public companies in the enterprise software sector that Shea & Company deemed comparable to Pervasive. In its analyses, Shea & Company reviewed two sets of selected public companies in the enterprise software sector: industry peers and comparable scale software vendors. For the set of industry peers, Shea & Company selected companies that it deemed in its professional judgment to possess attributes similar to aspects of Pervasive’s business, such as vendors that provide software products and services similar in some aspects to the software products and services sold by Pervasive. For the set of comparable scale software vendors, Shea & Company selected companies in the software industry that it deemed in its professional judgment to be of similar scale to Pervasive, based Shea & Company’s review of the revenue and other financial aspects of those companies.

Based on these criteria, Shea & Company identified and analyzed the following selected companies:

Industry Peers	Comparable Scale Software Vendors
Actuate Corporation	F-Secure Corporation
Axway Software SA	FalconStor Software, Inc.
Informatica Corporation	Guidance Software, Inc.
Micro Focus International plc	Intralinks Holdings, Inc.
Pegasystems Inc.	Magic Software Enterprises Ltd.
Progress Software Corporation	Radware Ltd.
Software AG	ReadSoft AB
TIBCO Software Inc.

For the selected public company trading analysis, Shea & Company compared four valuation multiples for each of the industry peer set and the comparable scale software vendor set of selected public companies to comparable valuation multiples for Pervasive. The four valuation multiples were the ratios of: (i) EV to projected calendar year (“CY”) 2012 revenue; (ii) EV to projected CY 2013 revenue; (iii) EV to projected CY 2012 EBITDA and (iv) EV to projected CY 2013 EBITDA. The Pervasive valuation multiples were derived using the EV implied by the Merger consideration and the following items set forth in Pervasive’s historical and projected financial statements: (i) estimated revenue of $50.7 million for CY 2012 and $50.7 million for CY 2013 and (ii) estimated EBITDA (calculated throughout as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and one-time expenses identified by our management) of $6.4 million for CY 2012 and $4.5 million for CY 2013. The valuation multiples for each of the selected companies was calculated using the EV based on such company’s closing share price on January 18, 2013 and consensus projections for such company’s revenue and EBITDA for CY 2012 and CY 2013.

The selected public company trading analysis showed that, based on the estimates and assumptions used in the analysis, for the comparable scale software vendors set of selected public companies, in all four valuation multiple categories, the implied valuation multiples of Pervasive based on the Merger consideration were within or exceeded the range of calculated valuation multiples of the comparable scale software vendors set of selected public companies. For the industry peer set of selected public companies, the implied valuation multiples of Pervasive based on the Merger consideration exceeded the range of calculated valuation multiples for the industry peer set of selected public companies when comparing the ratio of (i) EV to projected CY 2012 EBITDA and (ii) EV to projected CY 2013 EBITDA, but were less than the median valuation multiples for the industry peer set of selected public companies when comparing the ratio of (iii) EV to projected CY 2012 revenue and (iv) EV to projected CY 2013 revenue. Shea & Company noted the public companies comprising the set of industry peers were of substantially greater scale in terms of revenue and profitability, and generally faster-growing than Pervasive.

Ratio	EV to Projected CY 2012 Revenue	EV to Projected CY 2013 Revenue	EV to Projected CY 2012 EBITDA(1)	EV to Projected CY 2013 EBITDA(1)
Industry Peers
Minimum	1.5x	1.4x	6.9x	7.1x
Mean	2.9x	2.7x	10.8x	10.3x
Median	2.9x	2.8x	10.4x	9.6x
Maximum	4.4x	4.1x	16.0x	14.5x
Comparable Scale Software Vendors
Minimum	0.7x	0.7x	7.1x	5.4x
Mean	1.7x	1.6x	12.5x	9.7x
Median	1.6x	1.5x	10.4x	9.2x
Maximum	3.0x	2.7x	23.8x	16.4x
Pervasive (2)	2.3x	2.3x	18.0x	25.6x

(1)	Data for two companies in the comparable scale software vendor set was excluded from calculation of the minimum, mean, median and maximum because projected EBITDA was not available.
(2)	Based on the Merger consideration.

All projected financial information in the table above for the select public companies was based on equity research analyst consensus estimates.

In addition, as part of the selected public company trading analysis, Shea & Company compared valuation multiples of (i) EV to projected CY 2012 revenue and (ii) EV to projected CY 2013 revenue, for Pervasive (using the EV implied by the Merger consideration) and a broad group of 110 mid- and large-cap enterprise software public companies, of which 21 had a revenue growth rate of less than 5% for CY 2013. This analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Pervasive based on the Merger consideration were within or exceeded the range of valuation multiples for this set of mid- and large-cap enterprise software public companies with a revenue growth rate of less than 5% for 2013 when comparing the ratios of: (i) EV to projected CY 2012 revenue and (ii) EV to projected CY 2013 revenue.

Ratio	EV to Projected CY 2012 Revenue	EV to Projected CY 2013 Revenue
Mean	1.8x	1.9x
Median	2.0x	2.0x
Pervasive (1)	2.3x	2.3x

(1)	Based on the Merger consideration.

Acquisition Premiums Paid Analysis

Shea & Company reviewed publicly available information for selected completed merger transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction (or, when applicable, prior to the date that the acquiror’s offer or the target’s review of strategic alternatives was made publicly known). Shea & Company selected transactions that it deemed in its professional judgment to include aspects similar to Parent’s proposed acquisition of Pervasive using the following criteria:

•	completed transactions announced since January 1, 2011 involving targets traded on U.S. stock exchanges;

•	acquiror purchased all outstanding equity of target;

•	target EV greater than $50 million; and

•	target companies in the enterprise software industry.

Shea & Company performed its analysis on 19 transactions that satisfied these criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to Pervasive’s stockholders based on the Merger consideration. The valuation multiple for Pervasive was within or exceeded the range of valuation multiples resulting from this analysis.

	Selected Premiums Paid based on Enterprise Value
	Pervasive (1)	Minimum	Mean	Median	Maximum
Premium to prior trading day price	40.5%	13.9%	32.5%	32.4%	56.6%
Premium to 3-month average price	32.9%	17.4%	41.3%	34.7%	85.8%
Premium to one-year average trading price	45.8%	14.4%	41.0%	39.7%	74.7%

(1)	Pervasive premium is based on the last unaffected trading price of the Company’s Common Stock, or $6.55, on August 10, 2012, the trading day prior to the public announcement of Parent’s offer to acquire the Company.

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Shea & Company calculated an estimated range of theoretical values for Pervasive using the projections provided by our management, based on the net present value of (i) free cash flows from December 31, 2012 to June 30, 2017, and (ii) a terminal value at June 30, 2017, based upon a multiple of projected FY 2018 EBITDA that was discounted back to December 31, 2012. The free cash flows for each year were calculated from the projections provided by our management as operating income, plus depreciation and amortization, less capital expenditures, plus/less change in net working capital and assuming a marginal tax rate of 35%. Using these free cash flows projections, Shea & Company calculated the range of net present values based on terminal value multiples ranging from 8.0x to 10.0x EBTIDA using a discount rate ranging from 4.0% to 8.0%, which was derived from an analysis of Pervasive’s weighted average cost of capital (based on an analysis of the stock performance of Pervasive’s industry peers). This analysis, which is presented in the tables below, resulted in implied per share values of Pervasive’s Common Stock ranging from a low of $6.29 per share to a high of $7.86 per share. Shea & Company observed that the Merger consideration of $9.20 per share was higher than the range of values derived from this analysis.

					Free Cash Flow Valuation Period					TV FY18E
Free Cash Flow	FY10	FY11	FY12	FY13E	2H FY13E	FY14E	FY15E	FY16E	FY17E
	($ millions, except per share amounts)
Revenue	$47.2	$48.4	$49.2	$50.2	$25.0	$52.2	$54.8	$57.6	$60.5	$63.5
Growth rate		2.5%	1.6%	2.2%		4.0%	5.0%	5.0%	5.0%	5.0%

EBITDA	$8.7	$6.8	$5.5	$4.8	$1.6	$5.3	$8.2	$8.6	$9.1	$9.5
EBITDA margin	18.4%	14.0%	11.2%	9.5%	6.2%	10.2%	15.0%	15.0%	15.0%	15.0%

Estimated taxes					$0.5	$1.9	$2.9	$3.0	$3.2
Marginal tax rate					35.0%	35.0%	35.0%	35.0%	35.0%

EBIAT (a)					$1.0	$3.5	$5.3	$5.6	$5.9

Less: increase in NWC	$(0.4)	$1.1	$1.0	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.0)	$(0.0)
Less: capex	$(0.6)	$(0.8)	$(0.9)	$(1.0)	$(1.0)	$(1.1)	$(1.1)	$(1.2)	$(1.3)

Free Cash Flow	$7.7	$7.1	$5.7	$3.8	$(0.0)	$2.4	$4.2	$4.4	$4.6

Discounted Equity Value ($ millions)

	Terminal Value Multiple of FY18 EBITDA
Discount Rate	8.0x	8.5x	9.0x	9.5x	10.0x
8%	$107.7	$110.8	$113.9	$117.1	$120.2
7%	$110.7	$114.0	$117.2	$120.5	$123.8
6%	$113.8	$117.3	$120.8	$124.2	$127.7
5%	$117.2	$120.8	$124.5	$128.1	$131.8
4%	$120.7	$124.6	$128.4	$132.3	$136.1

Discounted Per Share Value

	Terminal Value Multiple of FY18 EBITDA
Discount Rate	8.0x	8.5x	9.0x	9.5x	10.0x
8%	$6.29	$6.46	$6.64	$6.81	$6.98
7%	$6.46	$6.64	$6.82	$7.00	$7.18
6%	$6.63	$6.82	$7.01	$7.20	$7.39
5%	$6.81	$7.02	$7.22	$7.42	$7.62
4%	$7.01	$7.22	$7.44	$7.65	$7.86

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Shea & Company, but does summarize the material analyses performed by Shea & Company in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Shea & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Shea & Company opinion. In arriving at its opinion, Shea & Company considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Shea & Company made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Shea & Company’s view of the actual value of Pervasive.

No company or transaction used in the above analyses as a comparison is directly comparable to Pervasive or the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Pervasive and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies involved.

Shea & Company performed its analyses for purposes of providing its opinion to our board of directors. In performing its analyses, Shea & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Shea & Company are based upon forecasts of future results furnished to Shea & Company by our management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Shea & Company does not assume responsibility if future results are materially different from forecasted results.

Shea & Company relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Shea & Company or discussed with or reviewed by Shea & Company. Shea & Company further relied upon the assurances of our management that the financial information provided to Shea & Company was prepared on a reasonable basis in accordance with industry practice, and that our management was not aware of any information or facts that would make any information provided to Shea & Company incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Shea & Company’s opinion, Shea & Company assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Shea & Company, that such information was reasonably prepared based on assumptions reflecting the best available estimates and judgments of our management as to the expected future results of operations and financial condition of Pervasive. Shea & Company expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Shea & Company relied, with our consent, on advice of our outside counsel and our independent registered public accounting firm, and on the assumptions of our management, as to all accounting, legal, tax and financial reporting matters with respect to Pervasive and the Merger Agreement.

Shea & Company’s opinion was one of many factors taken into consideration by our board of directors in making the determination to approve the Merger Agreement. The Merger consideration was determined through arm’s-length negotiations between Parent and Pervasive and was approved by our board of directors. While Shea & Company provided advice to our board of directors during Pervasive’s negotiations with Parent, Shea & Company did not recommend any specific consideration.

In arriving at its opinion, Shea & Company assumed that the executed Merger Agreement was in all material respects identical to the last draft reviewed by Shea & Company. Shea & Company relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Shea & Company assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect Pervasive or the contemplated benefits of the Merger.

In arriving at its opinion, Shea & Company did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Pervasive, and was not furnished or provided with any such appraisals or valuations, nor did Shea & Company evaluate the solvency of Pervasive under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Shea & Company in connection with its opinion were going concern analyses. Shea & Company expressed no opinion regarding the liquidation value of Pervasive or any other entity. Without limiting the generality of the foregoing, Shea & Company undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Pervasive or any of its affiliates was a party or may be subject, and at the direction of Pervasive and with its consent, Shea & Company’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Shea & Company also assumed that neither Pervasive nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Shea & Company’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Shea & Company did not express any opinion as to the price at which shares of Pervasive’s Common Stock may trade following announcement of the Merger or at any future time. Shea & Company did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Shea & Company’s opinion addressed solely the fairness, from a financial point of view, to the holders of Pervasive Common Stock of the Merger consideration, as set forth in the Merger Agreement, and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Shea & Company was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to Pervasive, Parent’s ability to fund the Merger consideration payable in the Merger pursuant to the Merger Agreement or any other terms contemplated by the Merger Agreement. Furthermore, Shea & Company expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by holders of Pervasive’s Common Stock in the Merger or with respect to the fairness of any such compensation.

Shea & Company is regularly engaged as financial advisor in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. Our board of directors selected Shea & Company to render its opinion in connection with the transactions contemplated by the Merger Agreement on the basis of its experience and reputation in acting as financial advisor in connection with mergers and acquisitions.

Shea & Company acted as Pervasive’s financial advisor in connection with the Merger and will receive an estimated advisory fee of approximately $1.25 million from Pervasive, all of which, except for the retainer fee and the opinion fee discussed below, is contingent upon the consummation of the Merger. Shea & Company is entitled to a fee of $350,000 for providing its opinion to our board of directors, which will be credited against the advisory fee. The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in Shea & Company’s opinion. In addition, Pervasive agreed to pay Shea & Company a monthly retainer fee of $25,000 commencing on August 24, 2012, which was not contingent upon consummation of the Merger. The first three months’ retainer fees will be credited against the advisory fee described above. Pervasive has agreed to indemnify Shea & Company against certain liabilities and reimburse Shea & Company for certain expenses in connection with its services. Shea & Company may in the future, provide investment banking and financial advisory services to Pervasive, Parent and/or entities that are affiliated with Pervasive or Parent, for which Shea & Company would expect to receive compensation.

Certain Prospective Financial Information

Management Financial Projections. Pervasive’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the coming fiscal quarter and generally does not make public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with the exploration of strategic alternatives as described in this proxy statement, management prepared a set of financial projections for fiscal years 2013 and 2014, and these projections were provided to our board of directors and Shea & Company. We have included below these projections concerning our total revenue, total gross profit, operating income, net income and EBITDA for fiscal years 2013 and 2014.

These financial projections were developed from historical financial statements and did not give effect to any changes or expenses as a result of the Merger or any other effects of the Merger. The projections included below were prepared solely for internal use and were not prepared with a view toward public disclosure or compliance with published guidelines of the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”). The inclusion of this information should not be regarded as an indication that our board of directors, Shea & Company or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our independent registered certified public accounting firm has neither examined nor compiled this prospective financial information and, accordingly does not express an opinion or any other form of assurance with respect to this information. None of Pervasive, Shea & Company, Parent, any of our or their respective affiliates or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections described below.

Furthermore, while presented with numerical specificity, the projections necessarily are based on numerous assumptions, many of which are beyond our control and difficult to predict, including with respect to industry performance, competitive factors, industry consolidation, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, which assumptions may not prove to have been, or may no longer be, accurate. The projections do not take into account any circumstances or events occurring after the date they were prepared, including the January 28, 2013 announcement of the Merger Agreement or subsequent integration planning activities. For instance, there can be no assurance that the announcement of the Merger will not cause our customers to delay or cancel purchases of our products and services pending the consummation of the Merger or the clarification of Parent’s intentions with respect to the conduct of our business following the Merger. Any such delay or cancellation of customer sales would likely adversely affect our ability to achieve the results reflected in the financial projections. In addition, the financial projections do not take into account the effect of any failure of the Merger to occur and should not be viewed as accurate or continuing in that context.

The projections were prepared in January 2013 in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared. The projections are not necessarily indicative of future performance, which may be more favorable or less favorable than as set forth below. The projections cover multiple years, and such information by its nature becomes less reliable with each successive year. They should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

For the foregoing and other reasons, readers of this proxy statement are cautioned that the inclusion of financial projections in this proxy statement should not be regarded as a representation or guarantee that the targets will be achieved and that they should not rely on the projections. The projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in such projections, including, but not limited to, our performance, the marketplace for our products and services, industry performance, general business and economic conditions, customer requirements, competition, our ability to successfully manage costs in the future, adverse changes in applicable laws, regulations or rules and other risks and uncertainties described in documents we have filed with the SEC. See also the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17 of this proxy statement.

Projected Financial Results (in millions)

	FY 2013 Projections	FY 2014 Projections
Total revenue	$50.2	$52.2
Total gross profit	41.7	43.6
Operating income	1.0	1.7
Net income	0.9	1.2
EBITDA (1)	4.8	5.3

(1)	EBITDA is a non-GAAP financial measure, calculated as earnings before interest, taxes, depreciation and amortization, stock-based compensation expense and transaction costs.

Publicly Available Financial Forecasts. As stated in the previous section of this proxy statement entitled “—Opinion of Pervasive’s Financial Advisor” beginning on page 30, Shea & Company utilized certain publicly available financial forecasts published by equity research analysts relating to the future financial performance of Pervasive (the “street case”). These publicly available estimates relating to Pervasive included assumptions concerning the Company’s revenue growth and EBITDA margins, and resulted in estimated revenue of $50.7 million for CY 2012 and $50.7 million for CY 2013, and estimated EBITDA of $6.4 million for CY 2012 and $4.5 million for CY 2013. These estimates are being provided only for informational purposes. Such estimates and underlying assumptions were not prepared by Pervasive, Parent or any of their respective representatives and are based on assumptions that may not be realized and are subject to significant uncertainties and contingencies. Readers of this proxy statement are cautioned that the inclusion of financial forecasts in this proxy statement should not be regarded as a representation or guarantee that the targets will be achieved and that they should not rely on the forecasts. The forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected in such forecasts, including, but not limited to, our performance, the marketplace for our products and services, industry performance, general business and economic conditions, customer requirements, competition, our ability to successfully manage costs in the future, adverse changes in applicable laws, regulations or rules and other risks and uncertainties described in documents we have filed with the SEC. See also the section entitled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 17 of this proxy statement.

Interests of the Company’s Directors and Executive Officers in the Merger

Our directors and executive officers hold shares of Pervasive Common Stock and other equity awards. All such stock and equity awards held by our directors and executive officers will be treated the same as stock and equity awards held by our other stockholders and employees, as described in the sections entitled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Treatment of Options and Restricted Stock Units.”

The following table identifies, for each of our directors and executive officers, the number of shares of Common Stock held by such individual, the aggregate number of shares of our Common Stock subject to outstanding Company stock-based awards as of                 , 2013 and the value of such Common Stock and Company stock-based awards. The information in the table assumes that all such Company stock-based awards remain outstanding on the closing date of the Merger.

Name	Shares of Common Stock	Aggregate Value of Common Stock	Shares Subject to Stock Options	Weighted Average Exercise Price of Stock Options	Aggregate Value of Stock Options	Aggregate Value of Common Stock and Stock Options
Executive Officers
John E. Farr	1,038,750	$9,556,500.00	50,000	$7.11	$104,500.00	$9,661,000.00
Randall G. Jonkers	192,914	$1,774,808.80	30,000	$4.20	$150,000.00	$1,924,808.80
Michael E. Hoskins	1,180,000	$10,856,000.00	195,000	$5.13	$794,400.00	$11,650,400.00
Gilbert Van Cutsem	50,000	$460,000.00	100,000	$5.97	$323,250.00	$783,250.00
Lance Speck	82,833	$762,063.60	44,500	$4.36	$215,270.00	$977,333.60
Stephen Padgett	122,895	$1,130,634.00	—	$—	$—	$1,130,634.00
Non-Employee Directors
David R. Bradford	55,000	$506,000.00	30,000	$5.25	$118,600.00	$624,600.00
David A. Boucher	111,674	$1,027,400.80	30,000	$5.25	$118,600.00	$1,146,000.80
Shelby H. Carter, Jr.	80,000	$736,000.00	80,000	$6.51	$215,100.00	$951,100.00
Jeffrey S. Hawn	140,000	$1,288,000.00	10,000	$7.56	$16,400.00	$1,304,400.00
Nancy R. Woodward	204,822	$1,884,362.40	10,000	$7.56	$16,400.00	$1,900,762.40

Management Arrangements

As of the date of this proxy statement, we have not entered into any employment agreements with our management in connection with the Merger. Parent has no obligation to retain any members of our management team following the Merger and has not informed us of whether or not it intends to do so. To the extent that Parent does retain certain members of our management team, it is likely that such individuals will enter into arrangements with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary thereof), although there can be no assurance that the parties will reach agreements. These matters will be subject to negotiation and discussion and no terms or conditions have been determined.

Existing Change of Control and Severance Benefits

None of our executive officers have employment agreements with the Company and their employment may be terminated at any time.

Indemnification and Insurance

The Merger Agreement provides that, for a period of six (6) years following the effective time of the Merger, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the Merger.

The Merger Agreement also provides that, for a period of six (6) years following the effective time of the Merger, the Surviving Corporation and its subsidiaries will cause the charters and bylaws of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses set forth in the charters and bylaws of the Company and its subsidiaries as of the date of the Merger Agreement, and such provisions will not be repealed, amended or otherwise modified in any manner except as required by applicable law.

Moreover, during the period of six (6) years following the effective time of the Merger, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), in respect of acts or omissions occurring at or prior to the effective time of the Merger, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance.

Parent has also agreed to indemnify and hold harmless the Company and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information utilized in connection therewith (other than information provided by the Company or any of its subsidiaries expressly for use therein).

Continued Benefits

At its election, Parent may maintain any employee benefit plans Parent chooses to maintain or may provide that any continuing Company employees, including any of our executive officers that remain employed by the Surviving Corporation, will participate in or be covered by Parent’s benefit plans, or a combination thereof. The Merger Agreement provides that, if continuing Company employees are moved to Parent’s benefit plans:

•

Parent will give full credit for eligibility and vesting purposes and vacation accrual purposes (but not for any other benefit accrual purposes) for each Company employee’s period of service at the Company and its subsidiaries before the effective time of the Merger, subject to applicable law and the terms and conditions of Parent’s benefit plans; and

•

subject to approval by any insurance carrier and to the extent consistent with applicable law, the terms of Parent’s benefit plans and tax qualification requirements, Parent will cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group medical plans to be waived with respect to continuing Company employees and their eligible dependents and will provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the applicable plan year prior to the effective time of the Merger for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any Parent group medical programs in which they are eligible to participate on and after the effective time of the Merger.

All of the Company’s executive officers currently participate or are eligible to participate in the Company’s benefit plans, which include medical, dental, vision, prescription drug, life insurance, accidental death and dismemberment insurance, short term and long term disability, employee assistance program, flexible spending accounts, 401(k) Plan, bonus plans and other welfare fringe benefit plans.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of Common Stock pursuant to the Merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of Common Stock are held as capital assets (generally, as property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s unique investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, partnerships, United States expatriates, controlled foreign corporations, passive foreign investment companies, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, stockholders who hold shares of Common Stock as part of a hedging, “straddle,” conversion or other integrated transaction, “non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of the Company’s Common Stock, stockholders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion does not address the application of the Medicare contribution tax or any aspect of state, local, alternative minimum, estate, gift or non-United States taxation that may be applicable to a particular stockholder.

Stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of Common Stock pursuant to the Merger (including the application and effect of any state, local or non-United States income and other tax laws).

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Common Stock, you should consult your own tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	an individual that is a citizen or resident of the United States for United States federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of Common Stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the Merger generally will be a taxable transaction to U.S. holders for United States federal income tax purposes. Generally, a U.S. holder of shares of Common Stock will recognize gain or loss equal to the difference between the amount of cash received in the Merger and such holder’s adjusted tax basis in the shares of Common Stock converted into cash pursuant to the Merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of Common Stock have been held for more than one year at the effective time of the Merger, the gain or loss generally will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitation. An additional 3.8% tax will apply to certain U.S. persons on the lesser of (i) each such U.S. person’s “net investment income” (including net capital gain) for a taxable year or (ii) the excess of such U.S. person’s modified adjusted gross income for such year over certain thresholds.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the Merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, the payment agent generally will be required to withhold from all payments to which a U.S. holder is entitled in the Merger at the applicable statutory rate, unless the U.S. holder (i) is exempt from backup withholding or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the payment agent for the Merger the Form W-9 that each stockholder will receive with the letter of transmittal following the effective time of the Merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the payment agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a holder’s United States federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code), and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the Merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder will be subject to information reporting, and, in certain circumstances, backup withholding may apply to the cash received pursuant to the Merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a properly executed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded by the Internal Revenue Service provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each non-U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of certain material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of the Company’s Common Stock. You should consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-United States income and other tax laws) of the receipt of cash in exchange for shares of Common Stock pursuant to the Merger.

Delisting and Deregistration of the Company’s Common Stock

If the Merger is completed, our Common Stock will be delisted from the NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our Common Stock.

Litigation Related to the Merger

On January 30, 2013, a purported stockholder class action was filed in the Court of Chancery of the State of Delaware in connection with the announcement of the proposed Merger entitled The Joel Rosenfeld IRA. v. Pervasive, et al., Case No. 8265. The suit names as defendants Pervasive and our board of directors as well as Parent and Merger Sub. Among other things, the complaint alleges that our directors breached fiduciary duties owed to our stockholders in approving the proposed Merger because they failed to take steps to maximize shareholder value. The complaint further alleges that the defendants aided and abetted the alleged breaches of fiduciary duties. The complaint seeks class certification, damages and certain forms of equitable relief, including enjoining the consummation of the Merger.

Two substantially similar actions were also filed in the District Court of Travis County, Texas. A class action petition titled Arunachalam v. Pervasive et al., was filed on January 30, 2013. A shareholder derivative petition titled Roselo v. Pervasive et al. was filed February 7, 2013. The Roselo petition purports to bring claims both directly on behalf of shareholders as a class action and derivatively on behalf of Pervasive. Both petitions allege, among other things, that our directors breached their fiduciary duties by failing to maximize shareholder value. The Arunachalam petition alleges that Pervasive, Parent, and Merger Sub aided and abetted those purported breaches. The Roselo petition alleges that Parent and Merger Sub aided and abetted and that Pervasive was harmed by the purported breaches. Both petitions seek to enjoin the consummation of the Merger in addition to requesting various other equitable relief and/or damages.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 69.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement. Following the Merger, the Company will continue to exist as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation, is sometimes referred to herein as the Surviving Corporation. At the effective time of the Merger, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, all as provided under Delaware law. At the effective time of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Merger Sub will be the initial officers of the Surviving Corporation. All the directors and officers of the Surviving Corporation will hold their positions in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

We, Parent or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption of the Merger Agreement by our stockholders. Additional details on termination of the Merger Agreement are described in “—Termination of the Merger Agreement” beginning on page 57.

Consummation of the Merger

The Merger will be effective at the time the certificate of merger is filed and accepted with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware law, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the certificate of merger.

We expect to complete the Merger by the second calendar quarter of 2013. However, we cannot predict the exact timing of the completion of the Merger or whether the Merger will be completed at an earlier or later time, as agreed by the parties, or at all. Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the fourth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions described under “—Conditions to the Merger” beginning on page 54.

Merger Consideration

If the Merger is completed, each share of the Company’s Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares owned by the Company or Parent or any subsidiary thereof and (ii) shares held by stockholders, if any, who have properly exercised statutory appraisal rights) will be cancelled and extinguished and converted into the right to receive $9.20 in cash, without interest and less any applicable withholding taxes.

After the Merger is effective, each holder of a certificate representing any shares of our Common Stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 65.

Treatment of Stock Options and Restricted Stock Units

Stock Options

At the effective time of the Merger, each option to purchase shares of Company Common Stock outstanding immediately prior to the effective time (whether vested or unvested) will be cancelled and converted into, and will become a right to receive, an amount in cash, without interest and subject to applicable withholding for taxes, equal to the product of (x) the excess, if any, of (A) $9.20, less (B) the exercise price per share attributable to such option, multiplied by (y) the total number of shares of Company Common Stock issuable upon exercise in full of such option.

Restricted Stock Units

At the effective time of the Merger, each restricted stock unit settled in shares of Company Common Stock outstanding immediately prior to the effective time will be cancelled and converted into, and will become a right to receive, an amount in cash, without interest and subject to applicable withholding for taxes, equal to the product obtained by multiplying (x) $9.20 by (y) the total number of shares of Company Common Stock issuable upon settlement in full of such restricted stock unit.

The effect of the Merger upon our other employee benefit plans is described under “—Employee Benefits” beginning on page 61.

Payment for the Shares of the Company’s Common Stock

Parent will designate a payment agent reasonably acceptable to us to make payment of the Merger consideration as described above. From time to time following the effective time of the Merger as required, Parent will deposit, or cause to be deposited, with the payment agent the funds necessary to enable the payment agent to pay any and all Merger consideration payable pursuant to the Merger Agreement.

Promptly following the effective time of the Merger, Parent and Merger Sub will cause the payment agent to mail to you a letter of transmittal and instructions advising you how to surrender your certificates or transfer your uncertificated shares in exchange for the right to receive the Merger consideration. You will be entitled to receive your Merger consideration after you have surrendered your certificates for cancellation to the payment agent together with the duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the payment agent, or upon receipt of an “agent’s message” by the payment agent in the case of a book-entry transfer or uncertificated shares. Interest will not be paid or accrue in respect of the Merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any portion of the funds deposited with the payment agent remains undistributed one (1) year following the effective time of the Merger, these undistributed funds will be delivered to Parent upon demand, and any holder of Company Common Stock who has not exchanged his shares for the Merger consideration will thereafter look only to Parent for any payment of and claim to the applicable Merger consideration. Any unclaimed amounts in existence two (2) years after the effective date of the Merger (or such earlier date, immediately prior to such time when these amounts would otherwise become property of any governmental authority), will, to the extent permitted by applicable law, become the property of Parent free and clear of any prior claims or interest of any person previously entitled thereto.

If you want the payment agent to pay some or all of your portion of the Merger consideration to someone other than you, as the registered owner of a stock certificate or of uncertificated shares, you must have your certificate(s) properly endorsed or otherwise in proper form for transfer or uncertificated shares properly transferred, and you must pay to the payment agent any transfer or other similar taxes required as a result of such payment or establish to the paying agent’s satisfaction that the taxes have been paid or are not required to be paid.

In the event that you have lost your certificate, or if it has been stolen or destroyed, the payment agent will only issue to you your portion of the Merger consideration in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by you. Parent may, in its discretion and as a condition precedent to the payment of your portion of the Merger consideration, require that you deliver a bond in an amount that Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the payment agent with respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or a “Company Material Adverse Effect” (defined below) different from that generally applicable to public disclosures to stockholders or because they are used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, the Company, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	such party’s due organization, valid existence and good standing;

•	corporate power and authority to enter into and perform such party’s obligations under the Merger Agreement and the enforceability of the Merger Agreement against such party;

•

the absence of conflicts with corporate governing documents and applicable laws as a result of the entry into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement; and

•	required regulatory filings and consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement.

In the Merger Agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	its ownership of the Company’s Common Stock;

•	the absence of pending or threatened legal proceedings or orders that would prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement;

•	the sufficiency of the contemplated funding sources for Parent and Merger Sub to consummate the Merger pursuant to the Merger Agreement;

•	the availability and Parent’s compliance with the terms of the contemplated funding sources for the Merger; and

•

the non-reliance on any representations and warranties apart from the Merger Agreement or any estimate, projection, data, financial information, memorandum, presentation or other materials provided by the Company.

In the Merger Agreement, the Company also made representations and warranties relating to:

•	the approval and recommendation of the Merger Agreement by our board of directors;

•	receipt by our board of directors of the fairness opinion from Shea & Company;

•	the requisite stockholder approval;

•

the absence of conflicts with or defaults under the Company’s contracts or the creation of liens as a result of the entry into the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•

the capitalization of the Company, including the number of authorized and outstanding shares of Common Stock and the number of shares of Common Stock issuable upon the exercise of outstanding stock options and restricted stock units;

•	the subsidiaries of the Company and their due organization, valid existence, good standing, power, authority and capitalization;

•

documents filed with the SEC since July 1, 2010, including financial statements contained therein, internal controls and compliance with the Securities Act of 1933, as amended, the Exchange Act and the Sarbanes-Oxley Act of 2002;

•

the accuracy and completeness of the Company’s proxy statements and the compliance of such proxy statements with the Exchange Act, except with respect to items supplied by or on behalf of Parent or Merger Sub for such proxy statements;

•	the financial statements of the Company and its subsidiaries;

•	the absence of undisclosed liabilities;

•	the conduct of business and absence of certain changes, except as contemplated by the Merger Agreement, since June 30, 2012, including the absence of any Company Material Adverse Effect;

•	matters with respect to the Company’s material contracts;

•	compliance by the Company and its subsidiaries with applicable laws, orders and permits since July 1, 2010;

•	the absence of certain pending or threatened legal proceedings or orders;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other matters relating to employee benefit plans;

•	labor matters;

•	real property matters;

•	sufficiency of and title to personal property;

•	intellectual property matters;

•	insurance matters;

•	related party transactions;

•	the absence of undisclosed brokers’ fees and transaction expenses;

•	the absence of any stockholder rights or anti-takeover plan;

•	compliance with anti-corruption and anti-bribery laws; and

•	the absence of any representations and warranties apart from the Merger Agreement.

Many of the Company’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that in no event will any Effect resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) general economic conditions in the United States or any other country or region in the world;

(ii) general conditions in the industries in which the Company or any of its subsidiaries conduct business;

(iii) changes in law or generally accepted accounting principles, as applied in the United States (“GAAP”), or the interpretations thereof;

(iv) acts of war, terrorism or sabotage;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) the public announcement or pendency of the Merger Agreement or the transactions contemplated thereby;

(vii) any failure by the Company to meet published analysts estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration);

(ix) any action taken pursuant to the terms of the Merger Agreement or the failure to take any action prohibited by the terms of the Merger Agreement;

(x) any action taken at the request of Parent or with the prior consent or approval of Parent;

(xi) the availability or cost of equity, debt or other financing to Parent or Merger Sub; and

(xii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including those arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement;

provided, however, that, in each of clauses (i) through (v) any such Effects will not be taken into account only to the extent such Effects have not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its subsidiaries operate or conduct business.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the effective time of the Merger or the termination of the Merger Agreement pursuant to the termination provisions described below, we and our subsidiaries will:

•	carry on business in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance with all applicable laws;

•

use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact our intellectual property rights, business organization and material assets, (ii) keep available the services of our directors, officers and employees and (iii) preserve our present relationships with customers, suppliers, distributors, licensors, licensees and others with which we have significant business dealings.

We have also agreed that, until the effective time of the Merger or the termination of the Merger Agreement pursuant to the termination provisions described below, except as expressly required by the Merger Agreement, as set forth in the disclosure letter delivered by the Company to Parent on the date of the Merger Agreement or as approved by Parent, we will not do any of the following or permit our subsidiaries to do any of the following:

•	amend our or our subsidiaries’ organizational documents;

•

issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company securities or any subsidiary securities, except for the issuance and sale of shares of Common Stock pursuant to Company options outstanding prior to the date of the Merger Agreement;

•	acquire or redeem, directly or indirectly, or amend any Company securities or subsidiary securities;

•

other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement, including the Merger);

•

incur or assume any long-term or short-term debt or issue any debt securities, except for short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and loans or advances to direct or indirect wholly-owned subsidiaries;

•

assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except with respect to obligations of direct or indirect wholly-owned subsidiaries of the Company;

•

make any loans, advances or capital contributions to or investments in any other person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its subsidiaries;

•	mortgage or pledge any of the assets, tangible or intangible, of the Company or its subsidiaries or create or suffer to exist any lien thereupon (other than permitted liens);

•

except as may be required by applicable law, enter into, adopt, amend or terminate any employee benefit agreement or arrangement for the compensation, benefit or welfare of any director, officer, consultant or independent contractor or, other than in the ordinary course of business consistent with past practice, any non-officer employee;

•

except as may be required by applicable law, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect on the date of the Merger Agreement, other than, with respect to non-officer employees, in the ordinary course of business consistent with past practice;

•	except as may be required by applicable law, pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee;

•

make contributions to or take any other action to fund or secure the payment of compensation or benefits under the employee plans of the Company or its subsidiaries, any agreements subject to the employee plans or any other contract of the Company, other than deposits and contributions required pursuant to the terms thereof;

•

acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for the sale of goods or grants of non-exclusive licenses with respect to Company intellectual property in the ordinary course of business consistent with past practice;

•	except as may be required by applicable law or GAAP, make any change in any utilized accounting principles;

•

except as may be required by applicable law or GAAP, revalue in any material respect any of the properties or assets of the Company or its subsidiaries, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

•

(i) make, revoke or change any material tax election, (ii) file any federal income or other material tax return or any amended tax return, (iii) settle or compromise any material liability for taxes or any tax claim, (iv) adopt or change any tax accounting method, (v) consent to any extension or waiver of any limitation period with respect to any claim or assessment for taxes or (vi) request to enter into any ruling or agreement with a governmental authority with respect to taxes or otherwise enter into a tax sharing, indemnification or allocation agreement (or any other contract the primary purpose of which is the sharing of taxes);

•

(i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, lien or charge affecting any real property or any part thereof;

•

(i) sell, lease, license or transfer to any person or entity any rights to any intellectual property of the Company, (ii) purchase or license any intellectual property rights or enter into any agreement or modify any existing agreement with respect to the intellectual property rights of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any intellectual property or intellectual property rights with a third party, or (iv) abandon or cease to prosecute any of the registered intellectual property of the Company or any other intellectual property rights of the Company that are material to the conduct of the Company’s business;

•

(i) acquire (by merger, consolidation or acquisition of stock or assets) any other person or any equity interest therein, (ii) enter into or renew any material contract (other than in the ordinary course of business consistent with past practice) or amend any material contract or grant any release or relinquishment of any rights under any material contract or (iii) incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its subsidiaries in excess of $100,000;

•

settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims and other liabilities:

•	reflected or reserved against in full in the Company’s balance sheet or incurred since the date of the balance sheet in the ordinary course of business consistent with past practice or;

•

the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its subsidiaries following the effective time of the Merger that would be material to the Company and its subsidiaries taken as a whole;

•

fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its subsidiaries as currently in effect;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its subsidiaries;

•

waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality agreement to which the Company or any of its subsidiaries is a party; provided, however, that the foregoing will not require the Company to take any of the foregoing actions in order to prevent a third party from making an Acquisition Proposal (as defined below) or consummating an Acquisition Transaction (as defined below), even if such third party may have breached or otherwise violated the terms of any such confidentiality agreement in connection therewith;

•	enter into any new line of business outside of its existing business;

•	alter in any material respect the Company’s and its subsidiaries’ practices regarding collection of accounts receivable or payment of accounts payable; or

•	enter into a contract or otherwise commit to do any of the foregoing.

Required Action and Forbearance

Upon the terms and conditions set forth in the Merger Agreement, each of the parties to the Merger Agreement has agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties thereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement.

Financing

Parent has the right to terminate the Merger Agreement in certain instances if the proceeds of the debt financing or any alternative financing are not received within a specified time period. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 57.

Parent has agreed to use its reasonable best efforts to obtain the debt financing on the terms and conditions set forth in the debt commitment letter, including:

•	maintaining in effect the debt commitment letter;

•

negotiating and entering into definitive agreements with respect to the debt financing on the terms and conditions set forth in the debt commitment letter or on terms no less favorable, in the aggregate to Parent and the Company;

•	satisfying on a timely basis all conditions applicable to Parent in such definitive agreements that are within Parent’s control;

•	enforcing its rights under the debt commitment letter in the event of a material breach thereof by the counterparty thereof;

•	consummating the debt financing at or prior to the closing of the Merger.

Parent may not modify the debt commitment letter and/or substitute other debt or equity financing for all or any portion of the debt financing without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) if such modification or substitution adds to the conditions precedent to the debt financing, prevents, impedes or delays the consummation of the Merger and the other transactions contemplated by the Merger Agreement, adversely impacts the ability of Parent to enforce its rights against the counterparty to the debt commitment letter, or imposes additional material obligations on the Company and any of its subsidiaries.

In the event any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter for any reason, as promptly as practicable following the occurrence of such event, Parent will use its reasonable best efforts to obtain alternative financing from alternative sources as promptly as practicable following the occurrence of such event in an amount sufficient to consummate the transactions contemplated by the Merger Agreement.

Cooperation with the Arrangement of the Debt Financing

Prior to the closing of the Merger, the Company has agreed to provide to Parent, and cause its subsidiaries to provide to Parent, any cooperation reasonably requested by Parent in connection with the arrangement of the debt financing, including:

•

participating in a reasonable number of customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the debt financing and the chief executive officer, chief financial officer, chief operating officer and general counsel of the Company and other members of senior management and representatives of the Company;

•

as promptly as practical, furnishing Parent, Merger Sub and the financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent or, in any event, by the deadlines set forth therein, furnishing all financial information regarding the Company and its subsidiaries required to be timely delivered to satisfy a condition precedent to the debt financing;

•

using reasonable best efforts to obtain consents to the use of accountants’ audit reports relating to the Company and its subsidiaries, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the debt commitment letter or as are reasonably requested by Parent and, if requested by Parent or Merger Sub, cooperating with and assisting Parent or Merger Sub in obtaining such documentation and items;

•

executing and delivering, as of the effective time of the Merger, any definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the debt financing as may be reasonably requested by Parent in connection with the debt financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related liens), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its subsidiaries effective as of the closing date of the Merger;

•

taking all actions reasonably necessary to (A) permit the financing sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing;

•

using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any subsidiary of the Company is a party to the extent necessary to consummate the debt financing; and

•

taking all corporate actions necessary to permit the consummation of the debt financing and to permit the proceeds thereof, together with the cash at the Company and its subsidiaries, to be made available to Parent on the closing date of the Merger in order to consummate the Merger.

The parties have further agreed that neither the Company nor any of its subsidiaries will be required to pay any commitment fee or similar fee or incur any liability with respect to the debt financing prior to the closing of the Merger. Upon request by the Company, Parent will promptly reimburse the Company or its subsidiaries for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiaries in connection with such cooperation.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver prior to the effective time of the Merger of each of the following conditions:

•

the Merger Agreement will have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock (sometimes referred to in this proxy statement as the requisite stockholder approval);

•	all waiting periods (and extensions thereof) applicable to the Merger under the HSR Act will have expired or been terminated; and

•

no governmental authority in a relevant jurisdiction will have (A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions or (B) issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions.

Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or waiver prior to the effective time of the Merger of each of the following additional conditions:

•

our representations and warranties in the Merger Agreement regarding our organization and good standing, our authorization and the enforceability of the Merger Agreement, the absence of any conflict between the Merger Agreement and the organizational documents of us or our subsidiaries and the absence of any stockholder rights or anti-takeover plan to which the Company is a party or is bound, will be true and correct as of the date of the Merger Agreement and on the closing date as if made as of the closing date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date);

•

our representations and warranties in the Merger Agreement regarding the accuracy and completeness of our proxy statements and the compliance of our proxy statements with the provisions of the Exchange Act will be true and correct in all material respects as of the closing date as if made as of the closing date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date);

•

our representations and warranties in the Merger Agreement regarding our capitalization will be true and correct on and as of the closing date as if made on the closing date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date), except for any failure as would not increase the aggregate consideration payable in the Merger by more than $500,000;

•

all other representations and warranties made by us in the Merger Agreement, with the exception of those listed above and disregarding any materiality or material adverse effect qualifiers, will be true and correct on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date), except for any failure as has not had, and would not reasonably be expected to have, a material adverse effect on the Company;

•	the Company will have performed in all material respects each of its covenants and other obligations under the Merger Agreement required to be performed at or prior to the closing date;

•	Parent will have received a certificate from the Company with respect to the satisfaction of the foregoing conditions;

•

there will not be pending or threatened any legal proceeding by any governmental authority that seeks, directly or indirectly, to (A) challenge or make illegal or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (B) prohibit or limit the ownership, operation or control by the Company, Parent or any of their subsidiaries, of any material portion of the business or assets of the Company, Parent or any of their subsidiaries, or to compel the Company, Parent or any of their subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock (or shares of capital stock of the Surviving Corporation), including the right to vote the shares purchased or owned by them on all matters properly presented to stockholders of the Company;

•

there will not have occurred and be continuing any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company; provided, however, that this condition will automatically expire in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied and Parent and Merger Sub do not consummate the Merger within the fourth business day following the satisfaction of such conditions; and

•

as of immediately prior to the closing of the Merger, the Company and its subsidiaries will have an aggregate of at least $42,000,000 of cash, cash equivalents and marketable securities; provided, however, that this condition will automatically expire in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied and Parent and Merger Sub do not consummate the Merger within the fourth business day following the satisfaction of such conditions.

Conditions to the Company’s Obligations. Our obligation to consummate the Merger is subject to the satisfaction or waiver prior to the effective time of the Merger of each of the following additional conditions, which may be waived exclusively by us:

•

the representations and warranties made by Parent and Merger Sub in the Merger Agreement, disregarding any materiality or material adverse effect qualifiers, will be true and correct on and as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date, which need only be accurate as of such particular date), except for any failure as has not had, and would not reasonably be expected to have, a material adverse effect on Parent;

•

Parent and Merger Sub will have performed in all material respects each of their respective covenants and other obligations under the Merger Agreement required to be performed at or prior to the closing date; and

•	the Company will have received a certificate from Parent and Merger Sub with respect to the satisfaction of the foregoing conditions.

Solicitations of Other Offers and Restrictions on Solicitations of Other Offers

The Merger Agreement provides that the Company, its subsidiaries and their respective representatives are not permitted to:

•

solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of, an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction;

•

furnish to any third party any non-public information relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party, or take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

•

participate or engage in discussions or negotiations with any third party that has made an Acquisition Proposal or that has made any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

•	approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction;

•

other than confidentiality agreements permitted by the Merger Agreement, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or relating to, or which is intended to or is reasonably likely to lead to, an Acquisition Proposal or Acquisition Transaction; or

•	resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, prior to obtaining the requisite stockholder approval of the Merger Agreement, the Company may (x) engage or participate in discussions or negotiations with a third party and its representatives and/or (y) furnish any non-public information relating to the Company or any of its subsidiaries to such third party and its representatives if:

•	the Company receives a written Acquisition Proposal that our board of directors believes in good faith to be bona fide;

•	such Acquisition Proposal was not solicited after the date of the Merger Agreement and did not otherwise result from a breach of the solicitation restrictions in the Merger Agreement;

•

our board of directors determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); and

•

our board of directors determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) above would reasonably be expected to be a breach of its fiduciary duties under applicable law;

provided that, in the case of any action taken pursuant to the foregoing:

•

the Company enters into a confidentiality agreement with such third party the terms of which relating to confidentiality are no less favorable to the Company than those contained in the confidentiality agreement between the Company and Parent (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or other similar provision) and containing additional provisions that expressly permit the Company to comply with the solicitation restrictions in the Merger Agreement (which confidentiality agreement will be provided to Parent for informational purposes immediately following the execution and delivery thereof);

•

the Company gives Parent prompt (and in any event, within 24 hours) written notice of the identity of such person and all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company will give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such third party; and

•

contemporaneously with furnishing any non-public information to such person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

An “Acquisition Proposal” means any offer, proposal or indication of interest from any third party relating to any Acquisition Transaction.

An “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving:

(i) any acquisition or purchase by any third party, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company;

(ii) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; or

(iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its subsidiaries (measured by the fair market value thereof).

A “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made by a third party after the date of the Merger Agreement that was not solicited in violation of the Merger Agreement, and which our board of directors will have determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and the terms and conditions of such Acquisition Proposal) is (A) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” and “85%” will be deemed to be references to “50%.”

Termination of the Merger Agreement

The Merger Agreement may be terminated only as follows:

•	by mutual written agreement of Parent and the Company;

•	by either Parent or the Company if:

•

the effective time of the Merger has not occurred on or before May 31, 2013; provided, however, that this termination right will not be available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in the failure of the effective time of the Merger to occur on or before May 31, 2013; or

•	the meeting of the Company stockholders has been held and the requisite stockholder approval was not obtained at the meeting or at any adjournment or postponement of the meeting; or

•

any governmental authority in any relevant jurisdiction has (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable law that is in effect and has the effect of making the consummation of any of the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions, or (ii) issued or granted any order that has the effect of making the Merger illegal in any of the relevant jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the relevant jurisdictions and such order will have become final and non-appealable; or

•	by the Company if:

•

Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the Merger (A) would result in the failure of any of the conditions to the Company’s obligations to consummate the Merger and (B) cannot be or has not been cured by the earlier of (1) May 31, 2013 and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, however, that this termination right will not be available if the Company is then in material breach of any of its covenants or agreements set forth in the Merger Agreement such that the conditions to the obligations of Parent and Merger Sub to consummate the Merger would not be satisfied; or

•

on or after the date on which (i) all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger), (ii) the Company has irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations under the Merger Agreement and the debt financing is funded, then the Company is prepared to consummate the Merger, and (iii) Parent and Merger Sub fail to consummate the Merger within the fourth business day following the satisfaction or waiver of the closing conditions; or

•

in order to enter into an agreement relating an Acquisition Proposal or Acquisition Transaction, provided that (i) the Superior Proposal was not solicited in violation of the terms of the Merger Agreement, (ii) our board of directors has followed the terms and procedures set forth in the Merger Agreement in respect of such Superior Proposal and the termination of the Merger Agreement in respect thereof, and (iii) immediately prior (and as a condition) to the termination of the Merger Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) a fee equal to $4,857,965; or

•	by Parent if:

•

the Company has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement (other than with respect to a breach of the Company’s obligations regarding non-solicitation and acquisition proposals and the recommendation by our board of directors of the Merger Agreement to the Company’s stockholders), or if any representation or warranty of the Company has become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the effective time of the Merger (A) would result in the failure of any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger and (B) cannot be or has not been cured by the earlier of (1) May 31, 2013 and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, however, that this termination right will not be available if the Company is then in material breach of any of its covenants or agreements set forth in the Merger Agreement such that the conditions to the obligations of the Company to consummate the Merger would not be satisfied; or

•

the Company has breached or failed to perform any of its obligations regarding non-solicitation and acquisition proposals and the recommendation by our board of directors of the Merger Agreement to the Company’s stockholders; or

•

our board of directors or any committee of our board of directors has withheld, withdrawn or modified or publicly proposed to withhold, withdraw or modify in a way that is adverse to Parent, its recommendation of the Merger Agreement to the Company’s stockholders; or

•

our board of directors or any committee of our board of directors has approved, endorsed, adopted or recommended or publicly proposed to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction; or

•

the Company fails to publicly restate its recommendation of the Merger within five (5) business days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders upon a request to do so by Parent; or

•

the Company or our board of directors (or any committee of our board of directors) has formally resolved or publicly authorized or proposed to take any of the actions in the three preceding bullet points; or

•

on or after the date on which (i) all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger), and (ii) Parent and Merger Sub have not received the proceeds of the debt financing (including any alternative financing) within the fourth business day following the satisfaction or waiver of the closing conditions.

Termination Fees and Expenses Payable by the Company

In the event of a valid termination of the Merger Agreement, the Merger Agreement will be of no further force or effect without liability of any party or parties thereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties thereto, except for the provisions related to confidentiality, public disclosure, termination and general provisions, which will survive termination of the Merger Agreement. No such termination will relieve the parties from liability for any willful or intentional breach of, or fraud in connection with, the Merger Agreement.

Prior and as a condition to a termination of the Merger Agreement, we must pay to Parent a termination fee of $4,857,965 if:

•	the Company terminates the Merger Agreement pursuant to the terms of the Merger Agreement in order to enter into an agreement relating to an Acquisition Proposal or Acquisition Transaction;

•	Parent terminates the Merger Agreement because:

•

we have breached or failed to perform any of our obligations regarding non-solicitation and acquisition proposals or the recommendation of our board of directors of the Merger Agreement to our stockholders;

•

our board of directors or any committee thereof has withheld, withdrawn or modified or publicly proposed to withhold, withdraw or modify in a way that is adverse to Parent, its recommendation of the Merger Agreement to the Company’s stockholders;

•

our board of directors or any committee thereof has approved, endorsed, adopted or recommended or publicly proposed to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction;

•

the Company fails to publicly restate its recommendation of the Merger within five (5) business days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders upon a request to do so by Parent; or

•	the Company or our board of directors (or any committee of the board of directors) has formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

•	in the event that:

•	an offer or proposal for a Competing Acquisition Transaction (as defined below) is publicly announced or is otherwise communicated to our senior management or our board of directors;

•	the Merger Agreement is terminated by us or Parent because (i) the Merger has not occurred on or before May 31, 2013 or (ii) the stockholder meeting has been held and the adoption of the Merger

Agreement by Pervasive’s stockholders has not been obtained at such meeting or at any adjournment or postponement thereof; and

•

within twelve (12) months following the termination of the Merger Agreement, (i) we enter into a definitive agreement in respect of any Competing Acquisition Transaction, (ii) we recommend or submit a Competing Acquisition Transaction to our stockholders for adoption, or (iii) a transaction in respect of any Competing Acquisition Transaction is consummated.

Parent will pay to the Company a termination fee of $10,000,000 if:

•	the Company terminates the Merger Agreement because:

•

the Company has irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations under the Merger Agreement and the debt financing is funded, then the Company is prepared to consummate the Merger;

•

all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger); and

•	Parent and Merger Sub fail to consummate the Merger within the fourth business day following the satisfaction or waiver of such closing conditions; or

•	Parent terminates the Merger Agreement because:

•

all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the Merger); and

•

Parent and Merger Sub have not received the proceeds of the debt financing (including any alternative financing) within the fourth business day following the satisfaction or waiver of such closing conditions; or

•

the Merger Agreement is terminated by us or Parent (i) because the Merger has not occurred on or before May 31, 2013 or (ii) as a result of Parent’s or Merger Sub’s breach or failure to perform, or the failure to be true, of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement and pursuant to the terms of the Merger Agreement, and prior to such termination:

•

the Company irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations under the Merger Agreement and the debt financing is funded, then the Company is prepared to consummate the Merger;

•

all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those that by their nature are to be satisfied at the closing of the Merger); and

•	Parent and Merger Sub fail to consummate the Merger within the fourth business day following the satisfaction of such closing conditions.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” defined above, except that all references therein to “fifteen percent (15%)” and “eighty-five percent (85%)” will be references to “fifty percent (50%).

The parties have agreed that in no event will either party be required to pay the termination fee on more than one occasion, whether or not the termination fee may be payable under more than one provision of the Merger Agreement at the same time or at different times.

Except as expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger) will be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

Indemnification and Insurance

The Merger Agreement provides that, for a period of six (6) years following the effective time of the Merger, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the Merger.

The Merger Agreement also provides that, for a period of six (6) years following the effective time of the Merger, the Surviving Corporation and its subsidiaries will cause the charters and bylaws of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses set forth in the charters and bylaws of the Company and its subsidiaries as of the date of the Merger Agreement, and such provisions will not be repealed, amended or otherwise modified in any manner except as required by applicable law.

Moreover, during the period of six (6) years following the effective time of the Merger, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s current D&O Insurance in respect of acts or omissions occurring at or prior to the effective time of the Merger, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance.

Parent has also agreed to indemnify and hold harmless the Company and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information utilized in connection therewith (other than information provided by the Company or any of its subsidiaries expressly for use therein).

Employee Benefits

At its election, Parent may maintain any employee benefit plans Parent chooses to maintain or may provide that any continuing Company employees will participate in or be covered by Parent’s benefit plans, or a combination thereof. The Merger Agreement provides that, if continuing Company employees are moved to Parent’s benefit plans:

•

Parent will give full credit for eligibility and vesting purposes and vacation accrual purposes (but not for any other benefit accrual purposes) for each Company employee’s period of service at the Company and its subsidiaries before the effective time of the Merger, subject to applicable law and the terms and conditions of Parent’s benefit plans; and

•

subject to approval by any insurance carrier and to the extent consistent with applicable law, the terms of Parent’s benefit plans and tax qualification requirements, Parent will cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group medical plans to be waived with respect to continuing Company employees and their eligible dependents and will provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the applicable plan year prior to the effective time of the Merger for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any Parent group medical programs in which they are eligible to participate on and after the effective time of the Merger.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have approved the Merger Agreement in accordance with Delaware law, no amendment will be made to the Merger Agreement that requires further approval by our stockholders without such approval. All amendments to the Merger

Agreement must be in writing and signed by us, Parent and Merger Sub. Certain provisions related to the Parent termination fee, amendments to the Merger Agreement, third party beneficiaries, jurisdiction and waiver of jury trial will not, without the prior written consent of the lenders under the debt financing or any alternative or replacement financing, as applicable, be amended, modified, waived or terminated in any manner adverse to the entities that have committed to provide or otherwise entered into agreements in connection with the financing related to the transactions contemplated by the Merger Agreement.

At any time prior to the effective time of the Merger, each of the parties to the Merger Agreement may, by written instrument and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

Parent and Merger Sub are entitled to seek an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under the Merger Agreement.

The Company is entitled to seek an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub under the Merger Agreement, but only substantially concurrent with the receipt of the debt financing and if:

•

all the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived (other than those that by their nature are to be satisfied at the closing of the Merger) and Parent and Merger Sub fail to consummate the Merger within the fourth business day following the satisfaction of such conditions;

•

the debt financing (including, in the case alternative financing has been obtained in accordance with the Merger Agreement, such alternative financing) has been funded or would be funded in accordance with the terms thereof at the closing of the Merger if Parent and Merger Sub consummate the Merger in accordance with the terms of the Merger Agreement; and

•

we irrevocably confirmed to Parent in writing that if the debt financing were funded, we would take such actions that are within our control to consummate the Merger in accordance with the terms of the Merger Agreement.

MARKET PRICE OF COMMON STOCK

The Company’s Common Stock is listed for trading on the NASDAQ Global Market under the symbol “PVSW”. The following table sets forth, for the fiscal quarters indicated, the high and low closing prices per share for Company’s Common Stock as reported on the NASDAQ.

	Common Stock
	High	Low
FISCAL YEAR ENDED JUNE 30, 2011
First Quarter	$5.05	$4.59
Second Quarter	$5.30	$4.80
Third Quarter	$6.97	$5.15
Fourth Quarter	$7.20	$6.24
FISCAL YEAR ENDED JUNE 30, 2012
First Quarter	$7.41	$6.00
Second Quarter	$6.38	$5.51
Third Quarter	$6.05	$5.40
Fourth Quarter	$7.49	$5.60
FISCAL YEAR ENDED JUNE 30, 2013
First Quarter	$8.77	$6.37
Second Quarter	$9.12	$8.49
Third Quarter (through February , 2013)

The closing sale price of the Company’s Common Stock on the NASDAQ on January 28, 2013, the last trading day prior to the public announcement of the proposed Merger, was $9.05 per share. On                 , 2013, the most recent practicable date before this proxy statement was printed, the closing price for the Company’s Common Stock on the NASDAQ was $         per share. You are encouraged to obtain current market quotations for the Company’s Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 11, 2013, certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than 5%of the Company’s outstanding shares of Common Stock; (ii) each of the Company’s directors; (iii) each of the Company’s named executive officers, determined in accordance with Item 402 of Regulation S-K of the Securities Act of 1933, as amended; and (iv) all of the Company’s current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. As of February 11, 2013, there were 16,911,234 shares of the Company’s common stock outstanding.

	Shares Beneficially Owned as of February 11, 2013 (1) (2)
Beneficial Owner	Number of Shares	Percentage of Class

Royce & Associates LLC (3) 745 Fifth Street, New York, NY 10151-0099	1,461,500	8.6%
Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Austin, TX 78746-5149	1,384,874	8.2%
John E. Farr (5)	1,088,750	6.4%
Paul Lance Speck (6)	127,333	*
Gilbert Van Cutsem (7)	150,000	*
Michael E. Hoskins (8)	1,375,000	8.0%
David A. Boucher (9)	141,674	*
David R. Bradford (10)	85,000	*
Shelby H. Carter, Jr. (11)	160,000	*
Jeffrey S. Hawn (12)	150,000	*
Nancy R. Woodward (13)	214,822	1.3%
All current directors and executive officers as a group (11 persons) (14)	3,838,388	22.0%

*	Less than 1% of the outstanding shares of Common Stock

Footnotes:

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. To the Company’s knowledge, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Unless otherwise specified, each beneficial owner’s address is 12365-B Riata Trace Parkway, Austin, Texas 78727.
(2)	The number of shares of Common Stock deemed outstanding includes shares issuable pursuant to stock options that may be exercised within sixty (60) days after February 11, 2013.
(3)	Beneficial ownership calculations for Royce & Associates LLC are based solely on a publicly-filed Holdings Report on Form 13F as of December 31, 2012 filed by Royce & Associates LLC with the SEC.
(4)	Beneficial ownership calculations for Dimensional Fund Advisors LP are based solely on a publicly-filed Schedule 13G as of December 31, 2012 filed by Dimensional Fund Advisors LP with the SEC. Dimensional Fund Advisors LP has sole voting power over 1,371,628 of the reported shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this table are owned by the Funds.
(5)	Includes options exercisable for 50,000 shares of Common Stock and 100,000 shares of unvested restricted stock and 600,000 shares which have been pledged as security for a loan.
(6)	Includes options exercisable for 44,500 shares of Common Stock and 58,000 shares of unvested restricted stock.

(7)	Includes options exercisable for 100,000 shares of Common Stock and 50,000 shares of unvested restricted stock.
(8)	Includes options exercisable for 195,000 shares of Common Stock, 50,000 shares of unvested restricted stock and 950,000 shares held by Rotenburg, L.P. (of which 500,000 shares have been pledged as security for a loan).
(9)	Includes options exercisable for 30,000 shares of Common Stock and 25,000 shares of unvested restricted stock.
(10)	Includes options exercisable for 30,000 shares of Common Stock and 25,000 shares of unvested restricted stock.
(11)	Includes options exercisable for 80,000 shares of Common Stock and 25,000 shares of unvested restricted stock.
(12)	Includes options exercisable for 10,000 shares of Common Stock and 25,000 shares of unvested restricted stock.
(13)	Includes options exercisable for 10,000 shares of Common Stock and 25,000 shares of unvested restricted stock.
(14)	Includes options exercisable for 579,500 shares of Common Stock and 463,000 shares of unvested restricted stock.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery (the “Chancery Court”), together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement.

Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to Pervasive Software Inc., 12365-B Riata Trace Parkway, Austin, Texas 78727 Attention: Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Common Stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 will, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders.

Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares of common stock, determining their fair value as of the effective time of the Merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be fair value. When the value is determined, the Chancery Court will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2013 annual meeting of stockholders (the “2013 Annual Meeting”). Stockholder proposals that are intended to be presented at the 2013 Annual Meeting that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than June 5, 2013, or one hundred and twenty (120) calendar days before the one-year anniversary of the date on which we first released our proxy statement to stockholders in connection with the 2012 annual meeting of stockholders (the “2012 Annual Meeting”), in order to be included. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2013 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no less than sixty (60) days and no more than ninety (90) days before the one-year anniversary of the 2012 Annual Meeting; provided, however, in the event the 2013 Annual Meeting has been advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2012 Annual Meeting, notice by a stockholder of a proposal must be received not earlier than ninety (90) days prior to such annual meeting and not later than the close of business on the later of sixty (60) days prior to the 2013 Annual Meeting or ten (10) days following the date on which public announcement of the date of the 2013 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2013 Annual Meeting. Stockholder proposals should be addressed to Pervasive Software Inc., 12365-B Riata Trace Parkway, Austin, Texas 78727, Attn: Randall G. Jonkers, Corporate Secretary.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement may have been sent to multiple stockholders in your household. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. The Company will promptly deliver a separate copy of the proxy statement to you if you write or call the Company at the following address or phone number: Pervasive Software Inc., 12365-B Riata Trace Parkway, Austin, Texas 78727, Attn: Alison Raffalovich, Investor Relations, or (512) 231-6000. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Pervasive Software Inc., 12365-B Riata Trace Parkway, Austin, Texas 78727, Attn: Randall G. Jonkers, Corporate Secretary, or contact our Corporate Secretary, Randall G. Jonkers, at (512) 231-6000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Pervasive Software, Inc. files with the SEC by going to the “Investor Relations” section of our website at http://www.pervasive.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Pervasive Software Inc., 12365-B Riata Trace Parkway, Austin, Texas 78727, Attn: Alison Raffalovich, Investor Relations, or (512) 231-6000, on the Company’s website at http://www.pervasive.com or from the SEC through the SEC’s website at the address provided above

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED                 , 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ACTIAN CORPORATION

ACTIAN SUB II, INC.

and

PERVASIVE SOFTWARE, INC.

Dated January 28, 2013

A-i

(continued)

A-ii

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 28, 2013 by and among Actian Corporation, a Delaware corporation (“Parent”), Actian Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Pervasive Software, Inc., a Delaware corporation (the “Company”). All capitalized terms that are not defined elsewhere in this Agreement shall have the respective meanings assigned thereto in Annex A.

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into the Company (the “Merger”), and each share (each, a “Share,” and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) then outstanding will thereupon be cancelled and converted into the right to receive Nine Dollars and Twenty Cents ($9.20) in cash, without interest (the “Merger Consideration”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iv) resolved to recommend that the Company stockholders adopt this Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

1.2 Closing and Effective Time.

(a) Parent, Merger Sub and the Company shall consummate the Merger at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, 900 South Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the fourth (4th) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 1.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions). The date upon which the Closing shall occur pursuant hereto is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.3 Conditions to Closing.

(a) Mutual Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under Applicable Law) prior to the Effective Time, of each of the following conditions:

(i) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) Requisite Regulatory Approvals. All waiting periods (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(iii) No Legal Prohibition. No Governmental Authority in a Relevant Jurisdiction shall have:

(A) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions; or

(B) issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions.

(b) Additional Parent and Merger Sub Conditions. The obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived (in writing) exclusively by Parent and Merger Sub:

(i) Representations and Warranties. (w) Each of the representations and warranties of the Company set forth in Sections 4.1, 4.2, 4.3(i) and 4.24 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (such as the date of this Agreement), the accuracy of which shall be determined only as of such particular date), (x) the representations and warranties of the Company set forth in Sections 4.7(f) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (such as the time of the mailings, amendments and supplements described therein and date of the Company Stockholder Meeting described therein), the accuracy of which shall be determined only as of such particular date), (y) the representations and warranties of the Company Section forth in Sections 4.5(a), 4.5(b) and 4.5(c) shall be true and correct on and as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date (such as the date of this Agreement), the accuracy of which shall be determined only as of such particular date), except for any failure to be so true and correct that would not increase the aggregate consideration payable pursuant to Article II upon consummation of the Merger by more than $500,000 relative to the aggregate consideration that would have been payable pursuant to Article II upon consummation of the Merger but for such failure, and (z) each of the other representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (such as the date of this Agreement), the accuracy of which shall be determined only as of such particular date), except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(ii) Covenants. The Company shall have performed in all material respects each of its covenants and other obligations under this Agreement required to be performed at or prior to the Closing Date.

(iii) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company certifying as to the satisfaction of the matters set forth in paragraphs (i), (ii) and (vi) of this Section 1.3(b).

(iv) No Litigation. There shall not be pending or threatened any Legal Proceeding by any Governmental Authority that seeks, directly or indirectly, to (A) challenge or make illegal or otherwise prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, (B) to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company.

(v) Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred and be continuing any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, however, that in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 1.3(a) and Section 1.3(b) have been satisfied (including the condition set forth in this Section 1.3(b)(v)) and Parent and Merger Sub do not consummate the Merger within the time period required by Section 1.2(a), then the condition set forth in this Section 1.3(b)(v) shall automatically expire, without any action on the part of any party hereto, and thereupon be of no further force or effect whatsoever.

(vi) Company Closing Cash. As of immediately prior to the Closing, the Company and its Subsidiaries shall have an aggregate of at least US$42,000,000 of cash, cash equivalents and marketable securities; provided, however, that in the event that the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 1.3(a) and Section 1.3(b) have been satisfied (including the condition set forth in this Section 1.3(b)(vi)) and Parent and Merger Sub do not consummate the Merger within the time period required by Section 1.2(a), then the condition set forth in this Section 1.3(b)(vi) shall automatically expire, without any action on the part of any party hereto, and thereupon be of no further force or effect whatsoever.

(c) Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived (in writing) exclusively by the Company:

(i) Representations and Warranties. Each of the representations and warranties of Parent set forth in Article V of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date (such as the date hereof), the accuracy of which shall be determined only as of such particular date), except for any failure to be so true and correct which has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(ii) Covenants. Each of Parent and Merger Sub shall have performed in all material respects each of their respective covenants and other obligations under this Agreement required to be performed at or prior to the Closing Date.

(iii) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized officer of Parent and Merger Sub as to the satisfaction of the matters set forth in paragraphs (i) and (ii) of this Section 1.3(c).

ARTICLE II

EFFECTS OF THE MERGER

2.1 General Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Effect of Merger on Capital Stock of Constituent Corporations.

(a) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of Company. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities:

(i) Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than Owned Shares and Dissenting Shares) shall be canceled and extinguished and automatically converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon, upon the surrender of (A) certificates representing Shares (the “Certificates”) and (B) uncertificated Shares (the “Uncertificated Shares”) in the manner provided in Section 2.3 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(d)). From and after the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of any Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.3. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time.

(ii) Owned Shares. Each Share owned by Parent, the Company, or any direct or indirect wholly-owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time (“Owned Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Dissenting Shares.

(A) Notwithstanding anything to the contrary set forth in this Agreement, Shares issued and outstanding immediately prior to the Effective Time (other than Owned Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.2(b)(i), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be.

(B) The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and Legal Proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

(iv) Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than an increase in the number of shares outstanding as a result of the exercise of any Company Options in accordance with its terms), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

2.3 Payment of Merger Consideration.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Payment Fund. Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Shares pursuant to the provisions of this Article II, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration by (y) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time (excluding Owned Shares and Dissenting Shares) (such cash amount being referred to herein as the “Payment Fund”). From time to time following the Effective Time as required, Parent shall deposit (or cause to be deposited) with the Payment Agent additional cash in any amount necessary to enable the Payment Agent to pay any and all Merger Consideration payable hereunder.

(c) Payment Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record of Shares as of immediately prior to the Effective Time: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Payment Agent); and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Each holder of Shares that have been converted into the right to receive the Merger

Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate or Uncertificated Share, upon (x) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Payment Agent, or (y) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, from and after the Effective Time each such Certificate or Uncertificated Share shall represent for all purposes only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. If Certificates are presented to the Surviving Corporation after the Effective Time for any reason, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article I. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(d) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.2(b)(i); provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(f) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it reasonably determines may be required to be deducted or withheld therefrom under Applicable Law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(h) Distribution of Payment Fund to Parent. Any portion of the Payment Fund that remains undistributed to the holders of the Shares on the date that is one (1) year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore exchanged their Shares for the Merger Consideration pursuant to the provisions of this Section 2.3 shall thereafter look only to Parent, as general creditors thereof, for any payment of and claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. Any amounts remaining unclaimed by holders of Shares two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

2.4 Effect of Merger on Company Options and Company Restricted Stock Units.

(a) Company Options. Parent shall not assume any Company Options in connection with the Merger. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (x) the excess, if any, of (A) the Merger Consideration, less (B) the exercise price per share attributable to such Company Option, multiplied by (y) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). The payment of the Option Consideration will be subject to any applicable withholding for Taxes. The Company agrees to take all action necessary to effect this cancellation of Company Options upon the Effective Time and to give effect to this Section 2.4(a) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than twenty calendar days) following the Closing, the Company shall pay to each holder of a Company Option the Option Consideration (if any), less any applicable withholding Taxes, required to be paid to any such holder of a Company Option pursuant to this Section 2.4(a). The cancellation of a Company Option pursuant to this Section 2.4(a) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Option.

(b) Company Restricted Stock Units. Parent shall not assume any Company RSUs in connection with the Merger. At the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product obtained by multiplying (x) the Merger Consideration by (y) the total number of shares of Company Common Stock issuable upon settlement in full of such Company RSU (the “RSU Consideration”). The payment of the RSU Consideration will be subject to any applicable withholding for Taxes. The Company agrees to take all action necessary to effect this cancellation of Company RSUs upon the Effective Time and to give effect to this Section 2.4(b) (including the satisfaction of the requirements of Rule 16b-3(e) under the Exchange Act). As soon as practicable (and in no event more than twenty calendar days) following the Closing, the Company shall pay to each holder of a Company RSU the RSU Consideration (if any), less any applicable withholding taxes, required to be paid to any such holder of a Company RSU pursuant to this Section 2.4(b). The cancellation of a Company RSU pursuant to this Section 2.4(b) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company RSU.

ARTICLE III

THE SURVIVING CORPORATION

3.1	Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 8.11, the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation shall be the name of the Company prior to the Effective Time), and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 8.11, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.2 Directors and Officers of Surviving Corporation.

(a) Directors. At the Effective Time, the directors of the Merger Sub shall become the initial directors of Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of the Merger Sub shall become the initial officers of Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed and qualified.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except (i) as set forth in the section of the disclosure letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) that relates to such Section or in any other section of the Company Disclosure Letter to the extent it is readily apparent from the text of such disclosure that such disclosure is applicable to such other Section, and (ii) as disclosed in the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2012 (the “Company Form 10-K”), the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, in each case filed from the date of the filing of the Company Form 10-K to the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature) (provided, however, that the representations and warranties set forth in Sections 4.2, 4.3, 4.5 and 4.20 shall not be deemed qualified by any SEC Report), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has previously delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws, as amended to date, of the Company and (b) the minutes of all meetings of the stockholders, the Company Board and each committee of the Company Board. The Company is not in violation of its certificate of incorporation or bylaws.

4.2 Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and, subject in the case of the Merger to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger), other than in the case of the Merger obtaining the Requisite Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity.

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iv) took all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL will not apply with respect to or as a result of the Merger, this Agreement and the transactions contemplated hereby, (v) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at the Company Stockholders Meeting and (vi) resolved to recommend that the holders of Shares adopt this Agreement in accordance with the applicable provisions of Delaware Law.

(d) The Company and the Company Board have taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated hereby from the restrictions on business combinations and voting requirements contained in Section 203 of the DGCL. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law (such Applicable Law, including Section 203 of the DGCL, “Takeover Law”) applies to the Merger, this Agreement or any of the other transactions contemplated hereby.

(e) The Company Board has received the written opinion of Shea & Company, LLC to the effect that (subject to the assumptions, qualifications, limitations and other matters set forth therein), as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(f) The affirmative vote of the holders of a majority of the outstanding Shares voting to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock necessary (under Applicable Law or otherwise) to consummate the Merger and the other transactions contemplated by this Agreement.

4.3 Conflicts. The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the Consents set forth in Section 4.4, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any additional payment or other Liability under, any Material Contract, (iii) assuming compliance with the matters referred to in Section 4.4 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Applicable Law or Order or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens that would not reasonably be expected to have a Company Material Adverse Effect.

4.4 Required Governmental Approvals. No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Jurisdictions, and (d) such other Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock. As of the close of business on January 25, 2013 (the “Capitalization Date”), (A) 28,905,226 shares of Company Common Stock were issued and outstanding, of which 823,000 were restricted stock (i.e., shares of Company Stock subject to a right of repurchase by the Company), and (B) 12,007,680 shares of Company

Common Stock were held by the Company as treasury shares. Since the close of business on the Capitalization Date, the Company has not issued any shares of Company Common Stock other than pursuant to the exercise of Company Options. All outstanding Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Section 4.5(b)(i) of the Company Disclosure Letter sets forth the number of Shares that are subject to issuance pursuant to Company Options outstanding as of the close of business on the Capitalization Date. Section 4.5(b)(ii) of the Company Disclosure Letter sets forth the number of Shares that are subject to issuance pursuant to the settlement of Company RSUs outstanding as of the close of business on the Capitalization Date. Since the close of business on the Capitalization Date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company RSUs, other than as permitted by Section 6.2. All outstanding Company Options and Company RSUs have been validly granted and properly approved by the Company Board in accordance with all Applicable Law and the Company Equity Incentive Plan. All Shares reserved for issuance upon the exercise of outstanding Company Options or the vesting and settlement of outstanding Company RSUs will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(c) Except as set forth in this Section 4.5, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

(e) Section 4.5(e) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Capitalization Date, of all outstanding Company Options, Company RSUs and other similar rights to purchase or receive Shares granted under the Company Equity Incentive Plan or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a Share as determined by the Company Board on the date of grant of such Company Option. The Company has made available to Parent true and complete copies of all Company Equity Incentive Plans and the forms of all stock option agreements evidencing outstanding Company Options.

4.6 Subsidiaries.

(a) Section 4.6(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Subsidiary of the Company and the jurisdiction of organization thereof. Except for the Company’s Subsidiaries and marketable securities held for investment or cash management purposes, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws (or equivalent organizational documents), as amended to date, of the Company’s Subsidiaries.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, stock appreciation rights, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment (whether payable in equity, cash or otherwise) relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.7 SEC Reports.

(a) Since July 1, 2010, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under Applicable Law at or prior to the time so required, and, after the date of this Agreement and until the Effective Time, the Company will file all forms, reports, schedules, statements and documents with the SEC that are required to be filed by it under Applicable Law at or prior to the time so required (all such forms, reports, schedules, statements and documents, together with any other forms, reports, schedules, statements or other documents filed or furnished (as applicable) by the Company with the SEC at or prior to the Effective Time that are not required to be so filed or furnished, the “SEC Reports”).

(b) Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act, including, in each case, the rules and regulations promulgated thereunder, each as in effect on the date such SEC Report was, or will be, filed. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein).

(d) None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

(e) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports, and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(f) The Proxy Statement will not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

4.8 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, (i) prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements that were not, or are not expected to be, material in amount). Since January 1, 2009, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or Applicable Law.

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner.

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company, including its consolidated Subsidiaries, in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The principal executive officer and principal financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by Applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(f) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, methodologies or methods. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(g) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(h) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is subject to ongoing review or outstanding SEC comment or investigation.

(i) The Company is in compliance in all material respects with the applicable corporate governance rules and regulations of the Nasdaq.

(j) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

4.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet, (b) Liabilities under this Agreement, (c) fees and expenses payable to any accountant, outside legal counsel or financial advisor which are incurred in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger), (d) executory obligations under any Contract, and

(e) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet in amounts consistent with past practice that would not reasonably be expected to have a Company Material Adverse Effect.

4.10 Absence of Certain Changes. Since June 30, 2012 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred and there does not exist, as the case may be, (a) any Company Material Adverse Effect, or (b) any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.2. Since August 13, 2012 through the date hereof, the Company has not increased or accelerated the compensation arrangements of the Company, including by adopting any “golden parachute” payments.

4.11 Material Contracts and Suppliers.

(a) Section 4.11(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party. The Company has delivered or made available to Parent complete and correct copies of each such Material Contract.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company, as the case may be) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, in any material respect, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder in any material respect by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.

(c) During the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any notice of termination or written threat of termination from AG-TECH Corporation and Sage Software, Inc. or any information that AG-TECH Corporation or Sage Software, Inc. intends to materially decrease the amount of business that it does with the Company or any Subsidiary, as the case may be.

4.12 Compliance with Laws and Orders. The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective properties (including the Assets and the Real Property), are and since July 1, 2010 have been in compliance in all material respects with all Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries (a) has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries, (b) has received any written notice from any Governmental Authority alleging or relating to a possible violation by the Company or any of its Subsidiaries of any Applicable Law or Order, nor (c) has provided any written notice to any Governmental Authority regarding any violation by the Company or any of its Subsidiaries of any Applicable Law or Order, and no such notice referred to in clause (a), (b) or (c) of this Section 4.12 remains outstanding or unresolved as of the date of this Agreement.

4.13 Permits. The Company and its Subsidiaries are, and since July 1, 2010 have been in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Real Property and to conduct their businesses as currently conducted (“Permits”), there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby, and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that, individually or in the aggregate, would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding (a) any violation by the Company or any of its Subsidiaries of any Permits or the failure to have any required Permits, or (b) any revocation, cancellation or termination of any Permits held by the Company or any of its Subsidiaries, and no such notice in either case remains outstanding or unresolved as of the date of this Agreement.

4.14 Legal Proceedings and Orders.

(a) There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Real Property, or (to the knowledge of the Company) against third parties affecting such properties that (a) involves an amount in controversy in excess of $250,000, (b) seeks material injunctive or other non-monetary relief, (c) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, or (d) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, including the Assets and the Real Property, nor (to the knowledge of the Company) any third party owning or having any other interest in such properties is subject to any outstanding Order.

4.15 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed with the appropriate Taxing authority all income, franchise and other material U.S. federal, state, local and non-U.S. Tax Returns required to be filed relating to any and all Taxes concerning or attributable to the Company, any of its Subsidiaries or their respective operations, and such Tax Returns in all material respects are true and correct and have been completed in accordance with Applicable Law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all material Taxes it is required to pay (whether or not shown on a Tax Return), and (ii) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income Taxes, Federal Insurance Contribution Act and Federal Unemployment Tax Act amounts, and any other Taxes (including, but not limited to, all Taxes required to be reported and withheld on any U.S or non-U.S. stock options) required to be withheld.

(c) Neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on the Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business consistent with past practice.

(d) Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax that is still in effect.

(e) No audit, examination, inquiry, claim or legal, administrative or other proceeding with respect to Taxes or a Tax Return (“Tax Claim”) relating to the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such a Tax Claim. No material adjustment or Tax deficiency relating to any Taxes of the Company or any of its Subsidiaries is outstanding, assessed or, to the knowledge of the Company or any of its Subsidiaries, proposed by any Governmental Authority. No claim has ever been made by any Governmental Authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(f) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or a combined, consolidated, unitary or similar group for any Tax purposes (other than a group the common parent of which was the Company), (ii) ever been a party to any Tax sharing, indemnification or allocation agreement (or any other Contract the primary purpose of which is the sharing of Taxes), or any closing agreement under

Section 7121 of the Code (or any predecessor provision thereof) or Applicable Law, nor does the Company or any of its Subsidiaries owe any amount under any such agreement, (iii) any Liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law or otherwise or (iv) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(h) Neither the Company nor any of its Subsidiaries has agreed or will be required to include any income or gain or exclude any deduction or loss from Taxable income for any period or portion thereof after the Effective Time as a result of any transaction that occurred prior to the Effective Time, including (i) any change in method of accounting made prior to the Effective Time (including, without limitation, by reasons of Sections 481 or 263A of the Code), (ii) any closing agreement under Section 7121 of the Code entered into prior to the Effective Time, (iii) any deferred intercompany gain or excess loss account under Section 1502 of the Code attributable to transactions occurring prior to the Effective Time (or in the case of clauses (i), (i) and (iii) above, under any similar provision of Applicable Law), (iv) any installment sale or open transaction disposition made prior to the Effective Time or (v) any prepaid amount received prior to the Effective Time.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(k) The Company and each of its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”). The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive and there is no material risk that any such Tax Incentive will expire, be revoked or otherwise terminate prior to the stated or applicable term thereof. Section 4.15(k) of the Company Disclosure Letter sets forth each such Tax Incentive.

(l) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business, source of income or other connection in that country.

(m) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing Applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(n) No Subsidiary of the Company that is or was a “controlled foreign corporation” as defined in the Code owns or owned (directly or indirectly) a material “investment in United States property” for purposes of Section 956 of the Code. Neither the Company nor any of its Subsidiaries (i) owns or has owned an interest in any entity treated as a “passive foreign investment company” as defined in the Code or (ii) for the taxable year ending June 30, 2012 and the taxable year ending as a result of the Closing, has had, or will have, any items of income which could constitute subpart F income within the meaning of Section 952 of the Code.

For purposes of this Section 4.15, references to the Company or any Subsidiary shall include references to any predecessors of the Company or any Subsidiary to the extent an inaccuracy or breach of a representation as applied to such predecessor could result in a liability of the Company or any of its Subsidiaries.

4.16 Employee Benefit Plans.

(a) Sections 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Plans. With respect to each Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each International Employee Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority relating to the satisfaction of Applicable Law necessary to obtain the most favorable tax treatment; and (vii) all other material Contracts relating to each Employee Plan, including administrative service agreements.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all Applicable Law, including the applicable provisions of ERISA and the Code.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code may rely on a prototype opinion letter or has received a favorable determination letter from the IRS to such effect and nothing has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(d) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for. Except as required by Applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue for any specified period or increase any benefits under any Employee Plan.

(e) There are no Legal Proceedings (including any investigation, audit or other administrative proceeding) pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) There has been no non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan.

(g) Neither the Company, any of the its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or (v) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(h) No Employee Plan provides post-termination or retiree life insurance, health or other welfare benefits to any person, other than pursuant to Section 4980B of the Code or any similar Applicable Law.

(i) No Employee Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through December 31, 2008 and thereafter in compliance with the Final Treasury Regulations issued under Section 409A of the Code. All Company Options and Company Stock Appreciation Rights have been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Company Common Stock as of the date the Company Option or Company Stock Appreciation Right was granted, as determined in accordance with applicable Law, including Section 409A of the Code.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee, consultant or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(k) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) or Section 404 of the Code, including by reason of the transactions contemplated hereby.

4.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees or other service providers and a union, trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending activities or proceedings or, to the knowledge of the Company, threatened or reasonably anticipated by any works council, union, trade union, or other labor-relations organization or entity (“Labor Organization”) to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such lockouts, strikes, slowdowns or work stoppages or threats thereof with respect to any employees or the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement (including the Merger) will not entitle any person (including any Labor Organization) to any payments under any Collective Bargaining Agreement, or require the Company or any of its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any Labor Organization. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company any of their respective representatives or employees, has committed any material unfair labor practice in connection with the operation of their respective businesses, and there is no charge, complaint or other action against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the knowledge of the Company threatened.

(b) The Company and its Subsidiaries have complied in all material respects with Applicable Laws and Orders relating to employment, employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and for overtime purposes), tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any of its Subsidiaries has any material Liability with respect to any misclassification of: (x) any Person as an independent contractor rather than as an employee; (y) any employee leased from another employer; or (z) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.

(c) Each of the Company and its Subsidiaries is in compliance in all material respects with WARN. In the past two years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor its Subsidiaries has caused any of their respective employees to suffer an “employment loss” (as defined in WARN) during the ninety (90) day period prior to the date hereof, and there has been no termination which would trigger any notice or other obligations under WARN.

4.18 Real Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except for the Owned Real Property, neither the Company nor any of its Subsidiaries has ever owned any real property, nor is party to any agreement to purchase or sell any real property. The Company owns the Owned Real property free and clear of all Liens, except for Liens for Taxes not yet due or being contested in good faith by appropriate proceedings for which reserves have been established in accordance with GAAP on the Financial Statements. The Company has a valid, enforceable title policy for the Owned Real Property in its full market value and has delivered a true and correct copy of such title policy and the agreement pursuant to which it purchased the Owned Real Property to Parent.

(b) Section 4.18(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”). The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all agreements in connection therewith, including all work letters, improvement agreements, estoppel certificates, and subordination agreements). The Company or its Subsidiaries have and own valid leasehold estates in the Leases and the Leased Real Property, free and clear of all Liens. Section 4.18(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property. The Company and its Subsidiaries currently occupy all of the Real Property for the operation of their business and there are no other parties occupying or with a right to occupy the Real Property.

(c) Each Lease constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived except as described in the copies of the Leases that have previously been delivered by the Company to Parent. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Real Property nor is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions.

(d) Each Real Property and all of its operating systems are in good operating condition and repair, water-tight and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a first-class manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.

(e) The Company has not received any notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which could materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(f) There is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated. There are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Real Property.

4.19 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Liens and defects in title that, individually or in the aggregate, are not and would not reasonably be expected to have a Company Material Adverse Effect.

4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Letter contains a complete and accurate list of the Company Intellectual Property Rights that are Registered IP and material unregistered Trademarks (“Company Registered IP”), in each case listing, as applicable, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date, and issuance/registration/grant date, and (v) the prosecution status thereof.

(b) The Company Registered IP that is not an application is subsisting, valid and enforceable. The Company has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of such Company Registered IP invalid or unenforceable, or would materially affect any pending application for any Company Registered IP. The Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered IP.

(c) With respect to each item of Company Registered IP: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is currently in compliance with all formal legal requirements with respect thereto (including payment of filing, examination and maintenance fees and proofs of use); and (iii) is not subject to any unpaid maintenance fees or taxes.

(d) The Company or one of its Subsidiaries has valid and enforceable written agreements with respect to Company Intellectual Property Rights, pursuant to which: (i) the Company or one of its Subsidiaries has obtained exclusive ownership of all such Company Intellectual Property Rights by valid assignment or otherwise (including the rights to recover unrecovered past, present and future damages for infringement or misappropriation of such Intellectual Property Rights), (ii) the other parties thereto have not retained and do not have any rights or licenses with respect to the Company Intellectual Property Rights, and (iii) the Company or one of its Subsidiaries has obtained waivers of Moral Rights to the fullest extent allowed under Applicable Law. This Agreement and the transactions contemplated hereunder, do not conflict with, or violate such third party agreements and no basis exists for such third party to challenge or object to this Agreement. In each case in which the Company or any of its Subsidiaries has acquired ownership of any Company Registered IP, the Company or one of its Subsidiaries has recorded each such acquisition with the U.S. Patent and Trademark

Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with Applicable Law.

(e) Section 4.20(e) of the Company Disclosure Letter contain a complete and accurate list of all Contracts (i) under which the Company or any of its Subsidiaries use or have acquired ownership or the right to use any Company IP, other than Shrink-Wrap Code or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any Technology or Intellectual Property Rights that are or were Company IP and/or Company Products, other than Contracts with customers entered into in the ordinary course of business on substantially the Company’s standard form of agreement as provided to Parent (such Contracts, the “Company IP Agreements”). The Company has delivered or made available to Parent complete and correct copies of each such Company IP Agreement. Each Company IP Agreement is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect. Neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company IP Agreement, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto.

(f) To the knowledge of the Company, the Company and its Subsidiaries own or have sufficient rights to all Intellectual Property Rights and Technology that are either used in, necessary for, or that would be infringed by, the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted.

(g) The Company and its Subsidiaries exclusively own, free and clear of all Liens other than Permitted Liens, all right, title and interest in the Company Registered IP and all other Intellectual Property Rights purported to be owned by the Company or any of its Subsidiaries. All Company Intellectual Property Rights will be fully transferable, alienable or licensable by Parent without restriction and without payment of any kind to any third party.

(h) The Company and each of its Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property Rights, and to the knowledge of the Company, there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets by any Person. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have contributed to the development of material Intellectual Property Rights (which shall include any Intellectual Property Rights that are difficult or costly to replace or remediate) that is being used in the conduct of the Company’s and its Subsidiaries’ current businesses have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.

(i) During the prior three (3) years, neither the Company nor any of its Subsidiaries has received any written notices or claims from any third party with respect to infringement of any third party’s Intellectual Property Rights by the Company or any of its Subsidiaries. The development, manufacture, sale, distribution or other commercial exploitation of the Company’s products, and the provision of any Company’s services, by or on behalf of the Company or any of its Subsidiaries, and the operation of the business of the Company or any of its Subsidiaries, as it has been and is currently conducted, has not during the prior three (3) years infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property Rights of any third party. To the knowledge of the Company, no Person (or any of such Person’s products or services or other operation of such Person’s business) is infringing upon or otherwise violating any Company Intellectual Property Rights, and neither the Company nor any of its Subsidiaries has asserted or threatened any claim against any Person alleging the same.

(j) There is not and has not been any Legal Proceeding made, conducted or brought by a third party that has been served upon, filed or threatened with respect to (i) any alleged infringement or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or any of its Subsidiaries’ business of the Intellectual Property Rights of such third party or (ii) any challenge to the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP or Company Intellectual Property Rights. The Company and its Subsidiaries are not subject to any Order of any Governmental Authority that restricts or impairs the use, transfer or licensing of any Company IP or Company Intellectual Property Rights or other Intellectual Property Rights.

(k) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Company IP or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) any payment of fees, penalties, royalties or expenses under any Company IP Agreement that would not have been payable absent this Agreement and the consummation of the transactions contemplated hereby, (iv) change in the scope or nature of any Intellectual Property Rights granted to, or by, the Company or its Subsidiaries, (v) the imposition of any Lien on any Owned Company IP, or (vi) after the Merger, (A) Parent or any of its Subsidiaries or Affiliates being required to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ or Affiliates’ Technology or Intellectual Property Rights, (B) Parent or any of its Subsidiaries or Affiliates being bound by, or subject to, any non-competition, non-solicitation, exclusivity or other material restriction on the operation or scope of their respective businesses, or (C) Parent or any of its Subsidiaries or Affiliates being obligated to pay any incremental royalties or other material amounts, offer any incremental discounts or being bound by any “most favored pricing” terms to any third party.

(l) To the knowledge of the Company, no Software that constitutes Public Software was or is used in, incorporated into, integrated or bundled with any Company Product, Company IP, or incorporated in or used in the development or compilation of any Company Products or otherwise distributed by the Company or its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all Public Software license agreements to which the Company or a Subsidiary, as applicable, is a party, and the Company’s and its Subsidiaries’ use or incorporation of Public Software has not and does not (i) grant to any third party any rights in the Company’s or a Subsidiary’s products, services or intellectual property, (ii) require the licensing, disclosure, or distribution of any Software developed by or for the Company or a Subsidiary, (iii) require the Company or a Subsidiary to license the use of its products or services to third parties without charge, (iv) create restrictions on or immunities to the Company’s or its Subsidiaries’ enforcement of its intellectual property rights, or (v) obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any of the Company’s proprietary software to any third party.

(m) Neither the Company nor any of its Subsidiaries has granted any Intellectual Property Rights or any licenses to use any Source Code, including Confidential Technology escrow agreements. No condition has occurred that would be sufficient to entitle the beneficiary under any technology escrow arrangement under which the Company or any of its Subsidiaries has deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology. The consummation of the transactions contemplated hereby (including the Merger) will not constitute a condition sufficient to entitle the beneficiary under any Confidential Technology escrow arrangement under which the Company or any of its Subsidiaries has deposited any material Confidential Technology for any Company Product to require release of such Confidential Technology.

(n) All data which has been collected, stored, maintained or otherwise used by the Company and its Subsidiaries has been collected, stored, maintained and used in accordance with all Applicable Laws.

4.21 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, title, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.22 Related Party Transactions. Except as set forth in the SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) (each of the foregoing, a “Related Party”) thereof or any stockholder that beneficially owns 5% or more of the Shares, on the other hand (an “Affiliate Transaction”). No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

4.23 Brokers. Except for Shea & Company, LLC, there is no investment banker, financial advisor, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby (including the Merger). The Company has furnished to Parent a true and complete copy of its agreement with Shea & Company with agreed redactions. Section 4.23 of the Company Disclosure Letter sets forth (a) all transaction fees and expenses incurred by the Company as of the date of this Agreement and (b) the Company’s best estimate, prepared in good faith as of the date of this Agreement, of all transaction fees and expenses to be incurred or payable by the Company upon consummation of the transactions contemplated hereby (in each case, including all financial advisory, legal and accounting fees and expenses).

4.24 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

4.25 Federal Corrupt Practices Act. Neither the Company or any Subsidiary of the Company nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company or any Subsidiary of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to the Company or any Subsidiary of the Company.

4.26 No Other Representations. Except for the representations and warranties of the Company expressly set forth in this Article IV, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty of the Company set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Organization and Good Standing.

(a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement.

5.2 Authorization and Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Merger).

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting or relating to creditors’ rights generally and by general principles of equity.

5.3 Conflicts. The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub or, (ii) assuming compliance with the matters referred to in Section 5.4, violate or conflict with any Applicable Law or Order, except in the case of clause (ii) above, for such violations or conflicts which would not reasonably be expected to have a Parent Material Adverse Effect.

5.4 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger), except (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and the Antitrust Laws of the Relevant Jurisdictions, and (d) such other Consents, the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

5.5 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

5.6 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder. Neither Parent nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby (including the Merger) or the performance by Parent and Merger Sub of their respective covenants and obligations hereunder.

5.7 Funds. Subject to the terms and conditions of the Debt Commitment Letter and subject to the satisfaction of the conditions contained in Sections 1.3(a) and 1.3(b), assuming the accuracy of the Company’s representations and warranties set forth in Article IV and assuming compliance by the Company with the covenants set forth herein, the aggregate proceeds contemplated by the Debt Commitment Letter, together with other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.

5.8 Financing.

(a) Parent has delivered to the Company a complete and accurate copy of an executed commitment letter dated as of October 1, 2012, as amended prior to the date hereof, and a complete and accurate copy of the executed fee letter related thereto dated as of October 1, 2012, as amended prior to the date hereof, with only fee provisions redacted, in each case from TC Lending, LLC, a subsidiary of TPG Specialty Lending, Inc. (collectively, the “Debt Commitment Letter”), pursuant to which the lender party thereto has committed to provide, subject to the terms and conditions set forth therein, debt financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing”). Parent has fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letter prior to or in connection with the execution of this Agreement pursuant to the terms thereof, and Parent will pay when due all other commitment fees and other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder.

(b) As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended or modified (and no such amendment or modification is contemplated), and (ii) the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated). As of the date of this Agreement, the Debt Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other party thereto, enforceable against the parties thereto in accordance with its terms, except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Law affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Financing Commitment Letters. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitment Letters in the form so delivered to the Company. As of the date of this Agreement, Parent has no reason to believe that any term or condition to the Financing set forth in the Financing Commitment Letters will not be fully satisfied on a timely basis or that the Financing will not be available to Parent at the Closing.

5.9 Non-Reliance. Parent and Merger Sub hereby acknowledge and agree (each for itself and on behalf of its respective Affiliates and Representatives) that, (a) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement and the transactions by this Agreement, and none of Parent, Merger Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article IV, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty may not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information are the subject of any express representation or warranty of the Company set forth in Article IV. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation.

ARTICLE VI

CONDUCT OF COMPANY BUSINESS

6.1 Conduct of Company Business. Except as expressly required by this Agreement, as set forth in Section 6.1 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned, except that Parent may withhold consent in its sole discretion as set forth in Section 6.2), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of the Company and each of its Subsidiaries shall (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all Applicable Laws, and (b) use commercially reasonable efforts, consistent with past practices and policies, to (i) preserve intact its Intellectual Property Rights, business organization and material assets, (ii) keep available the services of its directors, officers and employees and (iii) preserve its present relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

6.2 Restrictions on Company Business. Except as expressly required by this Agreement, as set forth in Section 6.2 of the Company Disclosure Letter or as approved in advance by Parent in writing (which approval will not be unreasonably withheld, delayed or conditioned, except that Parent may withhold consent in its sole discretion with respect to Sections 6.2(a) – (f), 6.2(i), 6.2(n), 6.2(o)(i), 6.2(q) and 6.2(t)), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Shares pursuant to Company Options outstanding prior to the date hereto;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Merger);

(f)(i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g) except as may be required by Applicable Law, (i) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer, consultant or independent contractor or, other than in the ordinary course of business consistent with past practice, any non-officer employee, (ii) increase in any manner the compensation or fringe benefits of any director, officer or, other than in the ordinary course of business consistent with past practice, non-officer employee, (iii) pay any special bonus or special remuneration to any director, officer, consultant, independent contractor or employee, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof, other than, with respect to non-officer employees, in the ordinary course of business consistent with past practice;

(h) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(i) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice;

(j) except as may be required by Applicable Law or GAAP, make any change in any of the accounting principles or practices used by it;

(k) except as required by Applicable Law or GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than in the ordinary course of business consistent with past practice;

(l)(i) make, revoke or change any material Tax election, (ii) file any federal income or other material Tax Return or any amended Tax Return, (iii) settle or compromise any material Liability for Taxes or any Tax Claim, (iv) adopt or change any Tax accounting method, (v) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes or (vi) request to enter into any ruling or agreement with a Governmental Authority with respect to Taxes or otherwise enter into a Tax sharing, indemnification or allocation agreement (or any other Contract the primary purpose of which is the sharing of Taxes);

(m)(i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property or waive or violate any term or condition thereof or grant any consents thereunder; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment, Lien or charge affecting any real property or any part thereof;

(n)(i) sell, lease, license or transfer to any person or entity any rights to any Company IP, (ii) purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property Rights of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party, or (iv) abandon or cease to prosecute any of the Company Registered IP or any other Company Intellectual Property Rights that are material to the conduct of the Business;

(o)(i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into or renew any Material Contract (other than in the ordinary course of business consistent with past practice) or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract or (iii) incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $100,000;

(p) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, Liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that would be material to the Company and its Subsidiaries taken as a whole;

(q) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(r) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(s) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality agreement to which the Company or any of its Subsidiaries is a party; provided, however, that the foregoing shall not require the Company to take any of the foregoing actions in order to prevent a Third Party from making an Acquisition Proposal or consummating an Acquisition Transaction (even if such third party may have breached or otherwise violated the terms of any such confidentiality agreement in connection therewith);

(t) enter into any new line of business outside of its existing business;

(u) alter in any material respect the Company’s and its Subsidiaries’ practices regarding collection of accounts receivable or payment of accounts payable; or

(v) enter into a Contract or otherwise commit to do any of the foregoing.

6.3 No Control. Notwithstanding the foregoing, nothing in this Article VI is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over their own business and operations.

ARTICLE VII

NON-SOLICITATION OF ACQUISITION PROPOSALS

7.1 Termination of Discussions. The Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated, and shall not authorize or permit any of the Company’s or its Subsidiaries’ Representatives to continue, any and all existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction; and (ii) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal.

7.2 Non-Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company and its Subsidiaries shall not (and shall not authorize or permit any of their Representatives to), directly or indirectly:

(i) solicit, initiate, knowingly encourage, facilitate or induce the making, submission or announcement of, an Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction;

(ii) furnish to any Third Party any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party, or take any other action intended to assist or facilitate the making of any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

(iii) participate or engage in discussions or negotiations with any Third Party that has made an Acquisition Proposal or that has made any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

(iv) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction;

(v) other than a confidentiality agreement of a nature described in Section 7.2(b)(i) and entered into in accordance with Section 7.2(b), execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, an Acquisition Proposal or Acquisition Transaction (each, an “Alternative Acquisition Agreement”); or

(vi) resolve or agree to do any of the foregoing.

(b) Notwithstanding the foregoing provisions of Section 7.2(a), prior to obtaining the Requisite Stockholder Approval, if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was not solicited after the date hereof and did not otherwise result from a breach of Section 7.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to be a breach of its fiduciary duties under applicable Law, the Company Board may, directly or indirectly through any Representative, subject to the Company’s compliance with the provisions of this Section 7.2, (x) engage or participate in discussions or negotiations with such Third Party and its representatives and/or (y) furnish any non-public information relating to the Company or any of its Subsidiaries to such Third Party and its representatives, provided that in the case of any action taken pursuant to the foregoing clauses (x) or (y):

(i) the Company enters into a confidentiality agreement with such Third Party the terms of which relating to confidentiality are no less favorable to the Company than those contained in the Confidentiality Agreement (it being expressly understood and agreed that such confidentiality agreement need not contain a “standstill” or other similar provision) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.2 (which confidentiality agreement shall be provided to Parent for informational purposes immediately following the execution and delivery thereof);

(ii) the Company gives Parent prompt (and in any event, within 24 hours) written notice of the identity of such Person and all of the terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Third Party; and

(iii) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) The Company hereby acknowledges and agrees that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.2 by the Company.

(d) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 7.2.

(e) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 9.1(f).

7.3 Notice and Information.

(a) The Company shall promptly (and in any event within 24 hours of receipt) notify Parent of (i) any Acquisition Proposal, (ii) any request for information that could lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, in each case together with a description of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of any written proposal, offer or draft agreement provided by such Person.

(b) The Company shall keep Parent reasonably informed on a timely basis (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of the status and material details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry, and provide Parent with copies of all documents and written or electronic communications relating to any Acquisition Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective Representatives, on the one hand, and the Person making the Acquisition Proposal, request or inquiry (or such Person’s Affiliates or Representatives), on the other hand.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.1 Company Stockholder Approval.

(a) Company Stockholders Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the date of this Agreement for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Notwithstanding the foregoing, (i) if there are insufficient shares of the Company Common Stock present in person or represented by proxies to constitute a quorum to conduct business at the Company Stockholders Meeting, the Company may extend the date of the Company Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a sufficient number of shares present in person or represented by proxies to constitute a quorum to conduct business at the Company Stockholders Meeting, (ii) the Company may delay the Company Stockholders Meeting to the extent (and only to the extent) the Company determines that a delay is required by Applicable Law to comply with comments made by the SEC with respect to the Proxy Statement, and (iii) the Company may delay the Company Stockholders Meeting if and to the extent that the Company Board determines that the failure to delay the Company Stockholders Meeting would be a breach of its fiduciary duties. The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with and subject to Delaware Law and Section 8.1(c). Unless this Agreement is earlier terminated pursuant to Article IX, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change permitted by Section 8.1(c). Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders Meeting pursuant to this Section 8.1(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b) Company Proxy Statement. As soon as practicable following the date of this Agreement (and in any event within fifteen (15) Business Days after the date hereof), the Company shall prepare and file with the SEC a preliminary proxy statement (as amended and including the definitive form thereof, the “Proxy Statement”) for use in connection with the solicitation of proxies for use at the Company Stockholders Meeting to obtain the Requisite Stockholder Approval. The Company shall thereafter prepare and file with the SEC a definitive Proxy Statement, and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company, (i) if the Company receives comments from the SEC with respect to the preliminary Proxy Statement, as soon as practicable following clearance by the SEC with respect to such comments, or (ii) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, as soon as practicable following the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, Delaware Law and the rules of the Nasdaq. Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement and the filing thereof with the SEC. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith, and shall provide Parent with copies of all correspondence between the Company or any of its advisors or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not include any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c) Company Board Recommendation.

(i) Subject to the terms of this Section 8.1(c), (A) the Company Board shall (x) recommend that the Company’s stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”) and (y) include the Company Board Recommendation in the Proxy Statement, and (B) neither the Company Board nor any committee thereof shall (1) withhold, withdraw, amend or modify the Company Board Recommendation in a manner that is adverse to Parent, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation in a manner that is adverse to Parent, or (2) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal or Acquisition Transaction (the actions or inactions referred to in the preceding clauses (1) and (2) being referred to herein as a “Company Board Recommendation Change”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be a breach of its fiduciary duties under Applicable Law (after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 8.1(c)), (x) make a Company Board Recommendation Change in response to either (I) a Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of Section 7.2, cause the Company to terminate this Agreement in accordance with Section 9.1(f) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(A) at least three Business Days before taking such action, the Company notifies Parent in writing of its intention to do so and contemporaneously furnishes a copy of the proposed Alternative Acquisition Agreement (which shall include the identity of the Person making the proposal) and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three Business Day period); and

(B) if Parent makes a binding proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make a Company Board Recommendation Change or terminate this Agreement, as applicable, would be a breach of its fiduciary duties under applicable Law;

and provided further, that the Company Board may not make a Company Board Recommendation Change in response to an Intervening Event unless:

(A) at least three Business Days before making a Company Board Recommendation Change with respect to such Intervening Event, the Company notifies Parent in writing of its intention to do so, specifies the reasons therefor and provides a description of such Intervening Event; and

(B) if Parent makes a binding proposal during such three Business Day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Board Recommendation Change would result in a breach of its fiduciary duties under applicable Law.

(iii) During the three Business Day period prior to its effecting a Company Board Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(iv) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Recommendation Change (including for purposes of Section 9.1(i)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

8.2 Regulatory Approvals. As soon as may be reasonably practicable (and in any event within ten (10) calendar days) following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the Antitrust Laws of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall (a) cooperate and coordinate with the other in the making of such filings, (b) supply the other with any information that may be required in order to effectuate such filings, and (c) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Merger), including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Authority and/or third party with respect to such transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to Applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. To the extent practicable under the circumstances, each party shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

8.3 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to the immediately succeeding sentence and subject to the terms of any Alternative Financing), including by using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter or on other terms no less favorable, in the aggregate, to Parent and the Company, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control, and (iii) enforce its rights under the Debt Commitment Letter in the event of a material breach thereof by the counterparty thereof, and (iv) consummate the Debt Financing at or prior to the Closing. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Debt Commitment Letter, and/or substitute other debt or equity financing for all or any portion of the Debt Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to, or waiver of, any provision of the Debt Commitment Letter that amends the Debt Financing and/or substitution of all or any portion of the Debt Financing shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (A) add to, or expand upon, the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letter in any respect, (B) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, (C) adversely impact the ability of Parent to enforce its rights against the counterparty to the Debt Commitment Letter, or (D) impose additional material obligations on the Company and any of its Subsidiaries. For purposes of this Agreement, references to “Debt Financing” shall mean and include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.3(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, replaced, supplemented or substituted by this Section 8.3(a). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter for any reason, as promptly as practicable following the occurrence of such event Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources (the “Alternative Financing”) as promptly as practicable following the occurrence of such event in an amount sufficient to consummate the transactions contemplated by this Agreement. For all purposes of and under this Agreement, the term “Debt Financing” shall also mean and include any Alternative Financing (including any amendment, modification, replacement, supplement or substitution of any such alternative financing as permitted by this Section 8.3(a)). Parent shall keep the Company fully and promptly apprised as to the status of, and any material developments relating to, the Debt Financing.

(b) Prior to the Closing, the Company shall and shall cause its Subsidiaries to provide to Parent any cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) participating in a reasonable number of customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company and other members of senior management and Representatives of the Company, (ii) (A) as promptly as practical, furnishing Parent, Merger Sub and the Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or (B) in any event, by the deadlines set forth therein, furnish all financial information regarding the Company and its Subsidiaries required to be timely delivered to satisfy a condition precedent to the Debt Financing (all such information in this clause (ii), the “Required Information”), (iii) using reasonable best efforts to obtain consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries, legal opinions, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Debt Commitment Letter (including documentation and other information required by bank regulatory authorities under applicable “know-your-

customer” and anti-money laundering rules and regulations, including the Patriot Act), or as are reasonably requested by Parent and, if requested by Parent or Merger Sub, cooperating with and assisting Parent or Merger Sub in obtaining such documentation and items, (iv) executing and delivering, as of the Effective Time, any definitive financing documents, including any credit or purchase agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related Liens), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Closing Date, (v) taking all actions reasonably necessary to (A) permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vi) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party to the extent necessary to consummate the Debt Financing and (vii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to Parent on the Closing Date to consummate the Merger; provided, however, that (1) no obligation of the Company or any of its Subsidiaries under the financing documents and other certificates, documents, agreements and instruments referenced in clause (iv) above shall be effective until Closing, (2) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, and (3) neither the Company nor any of the Company’s Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Debt Financing prior to the Closing. Upon request by the Company, Parent shall promptly reimburse the Company or its Subsidiaries, as the case may be, for all reasonable and documented out-of-pocket costs incurred by the Company or any of the Subsidiaries of the Company in connection with the foregoing cooperation and shall indemnify and hold harmless the Company and the Subsidiaries of the Company, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of the Company’s Subsidiaries expressly for use therein). All non-public or other confidential information provided by the Company or any of its Subsidiaries in connection with the Debt Financing shall be subject to the Confidentiality Agreement.

8.4 Reasonable Best Efforts to Close. In furtherance and not in limitation of the other covenants and agreements set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts to (a) cause the conditions to the Merger set forth in Section 1.3 to be satisfied or fulfilled, (b) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Merger) so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Merger), and (c) subject to the terms of Section 8.2, obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods under the HSR Act and all other applicable Antitrust Laws.

8.5 Access to Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours and after reasonable advance notice, to all assets, properties, books and records and personnel of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 8.5 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the Merger; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided or made available to Parent pursuant to this Section 8.5.

8.6 Notice of Breach.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement (disregarding materiality qualifiers contained therein) has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the Merger; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 8.6(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement (disregarding materiality qualifiers contained therein) has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the Merger; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 8.6(b).

8.7 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated July 31, 2012 (as amended, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

8.8 Public Disclosure. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, without the prior written consent of the other party, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby (including the Merger), except as may be required by Applicable Law or any listing agreement with a national securities exchange, in which case the party proposing to issue any press release or otherwise make any public statement shall use its reasonable best efforts to consult with the other party prior to any such release or public statement.

8.9 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Legal Proceeding commenced after the date hereof against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such Legal Proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation in good faith, and shall not settle such stockholder litigation without the prior written approval of Parent (which will not be unreasonably withheld, conditioned or delayed).

8.10 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

8.11 Directors and Officers Exculpation, Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the charters and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

(b) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 8.11(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 8.11(b) of the Company Disclosure Letter); provided, however, that that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of the Surviving Corporation (and Parent) under the first sentence of this Section 8.11(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 8.11.

(d) The obligations set forth in this Section 8.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 8.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 8.11(b) (and their heirs and representatives)) under this Section 8.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the charters, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

(e) In the event that the Surviving Corporation makes a distribution or dividend to Parent or another (direct or indirect) Subsidiary or Affiliate of Parent, then Parent shall fulfill the obligations of the Surviving Corporation pursuant to this Section 8.11 to the extent of the amount of such distribution or dividend.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 8.11 is not prior to or in substitution for any such claims under such policies.

8.12 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Effective Time, as applicable.

(b) At its election, Parent may maintain any Employee Plans Parent chooses to maintain or may provide that any Continuing Employees will participate in or be covered by Parent’s benefit plans, or a combination thereof. If Continuing Employees are moved to Parent’s benefit plans, (A) Parent shall give full credit for eligibility and vesting purposes and vacation accrual purposes (but not for any other benefit accrual purposes) for each Company employee’s period of service at the Company and its subsidiaries before the Effective Time, subject to applicable law and the terms and conditions of Parent’s benefit plans and (B) subject to approval by any insurance carrier and to the extent consistent with applicable law, the terms of Parent’s benefit plans and Tax qualification requirements, Parent shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group medical plans to be waived with respect to Continuing Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirement under any Parent group medical programs in which they are eligible to participate on and after the Effective Time.

(c) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any employee of the Company or Continuing Employee at any time for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 8.12, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time.

8.13 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

8.14 FIRPTA Certificate. Prior to the Closing Date, the Company shall deliver to Parent (i) an affidavit, under penalty of perjury, prepared in accordance with the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3)(i) and 1.897-2(h)(2) certifying that the Shares are not “United States real property interests” under Section 897(c) of the Code, and (ii) a letter of notice to the IRS prepared in accordance with the requirements set forth in Treasury Regulation Section 1.897-2(h)(2).

8.15 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

8.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before May 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Parent or the Company if the Company Stockholders Meeting shall have been held and the Requisite Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Parent or the Company if any Governmental Authority in any Relevant Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Applicable Law that is in effect and has the effect of making the consummation of any of the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions, or (ii) issued or granted any Order that has the effect of making the Merger illegal in any of the Relevant Jurisdictions or which has the effect of prohibiting the consummation of the Merger in any of the Relevant Jurisdictions and such Order shall have become final and non-appealable; or

(e) by the Company if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 1.3(c) and (B) cannot be or has not been cured by the earlier of (1) the Termination Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 1.3(a) or 1.3(b) would not be satisfied; or

(f) by the Company on or after the date on which (i) all the conditions set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations hereunder and the Debt Financing is funded, then the Company is prepared to consummate the

Merger, and (iii) Parent and Merger Sub fail to consummate the Merger within the time period required by Section 1.2(a); or

(g) by the Company in order to enter into an Alternative Acquisition Agreement, provided that (i) the Superior Proposal was not solicited in violation of the terms of Sections 7.1 or 7.2, (ii) the Company Board has followed the terms and procedures set forth in Section 8.1(c) in respect of such Superior Proposal and the termination of this Agreement in respect thereof, and (iii) immediately prior (and as a condition) to the termination of this Agreement, the Company tenders to Parent (and pays to Parent if Parent agrees to accept such payment) the Company Termination Fee payable pursuant to Section 9.4(a)(i); or

(h) by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Sections 7.1, 7.2, 7.3 or 8.1(c), as to which Section 9.1(h) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 1.3(b) and (B) cannot be or has not been cured by the earlier of (1) the Termination Date and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement such that Sections 1.3(a) and 1.3(c) would not be satisfied; or

(i) by Parent if the Company shall have breached or failed to perform any of its obligations set forth in Section 7.1, 7.2, 7.3 or 8.1(c) in any material respect; or

(j) by Parent if (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change, (ii) the Company fails to publicly restate its recommendation of the Merger within five (5) Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders upon a request to do so by Parent, or (iii) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions.

(k) by Parent on or after the date on which (i) all the conditions set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), and (ii) Parent and Merger Sub have not received the proceeds of the Debt Financing (including any Alternative Financing) by the end of the time period within which Parent and Merger Sub are required to consummate the Merger pursuant to Section 1.2(a).

9.2 Notice of Termination. A party terminating this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall deliver a written notice to the other party setting forth the specific basis for such termination and the specific provision of Section 9.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 9.1 shall be effective upon receipt by the non-terminating party of the foregoing written notice.

9.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without Liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 8.7, Section 8.8, this Section 9.3, Section 9.4 and Article X, each of which shall survive the termination of this Agreement, and (b) except as set forth in Section 9.4, that nothing herein shall relieve any party or parties hereto, as applicable, from Liability for any willful or intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4 Termination Fees.

(a) Company Termination Fee.

(i) Prior and as a condition to a termination of this Agreement pursuant to Section 9.1(g), the Company shall tender to Parent (and pay to Parent if Parent agrees to accept such payment) a fee equal to Four Million, Eight Hundred and Fifty Seven Thousand, Nine Hundred Sixty Five Dollars ($4,857,965) (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(ii) In the event that this Agreement is terminated pursuant to either Sections 9.1(i) or 9.1(j), within one Business Day after demand by Parent the Company shall pay to Parent a fee equal to the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) The Company shall pay to Parent a fee equal to the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) after the execution and delivery of this Agreement, an offer or proposal for a Competing Acquisition Transaction (whether or not conditional) shall be publicly announced, shall become publicly known or shall be otherwise communicated to senior management of the Company or the Company Board (it being understood and agreed that any amendment or other alteration to, or re-proposal of, an offer or proposal for a Competing Acquisition Transaction that was publicly announced or publicly known, or otherwise communicated to senior management of the Company or the Company Board, prior to the execution and delivery of this Agreement shall constitute an offer or proposal for a new Competing Acquisition Transaction for purposes of this Section 9.4(a)(iii)), (B) this Agreement is terminated pursuant to Sections 9.1(b) or Section 9.1(c), and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 9.1(b) or Section 9.1(c), the Company enters into a definitive agreement in respect of any Competing Acquisition Proposal, or recommends or submits a Competing Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Competing Acquisition Proposal is consummated, which, in each case, need not be the same Competing Acquisition Proposal that was made, disclosed or communicated after the execution and delivery of this Agreement and prior to termination hereof.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(v) Parent shall be entitled to pursue a claim against the Company, either at law or in equity, arising out of this Agreement and the transactions contemplated hereby concurrently with a claim against the Company seeking to obtain the Company Termination Fee, provided, however, that in the event that Parent shall accept or be awarded the Company Termination Fee in full pursuant to this Section 9.4(a), then receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. Upon payment of such Company Termination Fee, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) Parent Termination Fee.

(i) In the event that this Agreement is terminated pursuant to Section 9.1(f) or Section 9.1(k), Parent shall pay (or cause to be paid) to the Company a fee equal to Ten Million Dollars ($10,000,000) in cash (the “Parent Termination Fee”) within one Business Day after demand by the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(ii) In the event that (A) this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(e), and (B) prior to any such termination (1) all the conditions set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (2) the Company irrevocably confirmed to Parent in writing that if Parent and Merger Sub perform their obligations hereunder and the Debt Financing is funded, then the Company is prepared to consummate the Merger, and (3) Parent and Merger Sub failed to consummate the Merger within the time period required by Section 1.2(a), then Parent shall pay (or cause to be paid) to the Company a fee equal to the Parent Termination Fee within one Business Day after demand by the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(iii) Notwithstanding anything to the contrary in this Agreement, in the event the Parent Termination Fee becomes payable and is paid by Parent in full in accordance with the terms of this Section 9.4(b), (A) the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 9.4(b) shall be the sole and exclusive remedy of the Company and any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or affiliate thereof, or to any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, member, manager, agent or Affiliate of any of the foregoing (each, a “Company Related Party”) against Parent, Merger Sub, the Financing Sources or their respective Affiliates for any breach, liability, loss or other damage suffered or incurred by the Company or any of its Subsidiaries as a result of the failure of Parent and Merger Sub to consummate the Merger in accordance with the terms hereof, (B) neither Parent, Merger Sub, the Financing Sources nor any of their Affiliates shall have any further liability or obligation to the Company or any Company Related Party, in any case relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or Applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another person or otherwise, and (C) the Company shall not be entitled to seek any specific performance remedies pursuant to Section 10.11(b). Notwithstanding the forgoing, the Company shall not be limited by this Section 9.4(b)(iii) in pursuing remedies against Parent and Merger Sub in the event of fraud in connection with this Agreement or the transactions contemplated hereby.

(iv) The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

ARTICLE X

GENERAL PROVISIONS

10.1 Expenses. Except as set forth in Section 9.4(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Merger) shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

10.2 Amendment. Subject to Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been approved by stockholders of the Company in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such stockholders of the Company without such approval. Notwithstanding anything in this Agreement to the contrary, Sections 9.4(b)(ii), this Section 10.2 and Sections 10.9, 10.13 and 10.14 shall not be amended, modified, waived or terminated in any manner adverse to the Financing Sources without the prior written consent of the lenders under the Debt Financing or any alternative or replacement financing, as applicable.

10.3 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable.

10.4 Certain Interpretations.

(a) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise specifically provided, all references in this Agreement to “Dollars” or “$” means United States Dollars.

(f) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Actian Corporation

500 Arguello Street, Suite 200

Redwood City, CA 94063

Attention: Chief Executive Officer

Telecopy No.:

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1880 Page Mill Road

Palo Alto, CA 94304

Attention: Joseph Barbeau

Telecopy No.: (650) 849-5333

(b) if to the Company (prior to the Closing), to:

Pervasive Software, Inc.

12365-B Riata Trace Parkway

Austin, TX 78727

Attention: Chief Executive Officer

Telecopy No.: (512)231-6912.

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, TX 78746

Attention: Brian Beard and Michael S. Ringler

Telecopy No.: (512) 338-5499

10.6 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time.

10.7 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.8 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.9 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder; provided, however, that notwithstanding the foregoing, (a) following the Effective Time, the rights of the holders of shares of Company Common Stock, Company Options and Company RSUs to receive the consideration contemplated by Article II, (b) following the Effective Time, the rights of the Indemnified Persons under Section 8.11, (c) the provisions of Section 9.4(b)(ii) shall be enforceable against the Company (but not Parent or Merger Sub) by each party to the Debt Commitment Letter and their successors and assigns and each party to the Debt Commitment Letter is an express third party beneficiary of the provisions of such Section 9.4(b)(ii), and (d) the provisions of the second sentence of Section 10.2, this Section 10.9 and Sections 10.13 and 10.14 shall be enforceable against all parties to this Agreement by each party to the Debt Commitment Letter and their successors and assigns and each party to the Debt Commitment

Letter is an express third party beneficiary of the provisions of the second sentence of Section 10.2, this Section 10.9 and such Sections 10.13 and 10.14.

10.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.11 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Parent and Merger Sub, on the one hand, and the Company, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Parent or Merger Sub, on the one hand, or the Company, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Sub, on the one hand, or the Company, on the other hand, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.11(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.11(b) are not available or otherwise are not granted, and (y) nothing set forth in this Section 10.11(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.11(b) prior or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 10.11(b) or anything set forth in this Section 10.11(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement that may be available then or thereafter. If a court of competent jurisdiction has declined to grant an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Merger Sub to consummate the Merger, or to cause the Company to consummate the Merger, in connection with an action brought pursuant to this Section 10.11(b), then the non-breaching party shall have the right to seek the termination of this Agreement to the extent provided in Section 9.1 and be entitled to seek payment of the Company Termination Fee or the Parent Termination Fee, as applicable, to the extent payable in connection with such termination in accordance with Section 9.4(a) or Section 9.4(b), as applicable.

(c) Notwithstanding Section 10.11(b), the Company shall only have the right to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and Merger Sub to consummate the Merger but only substantially concurrent with the receipt of the Debt Financing if and only if: (i) all of the conditions precedent to the obligations of Parent and Merger Sub to consummate the Merger set forth in Sections 1.3(a) and 1.3(b) have been satisfied or waived (other than those that by their nature are to be satisfied at the Closing), (ii) the Debt Financing (including, in the case Alternative Financing has been obtained in accordance with Section 8.3, such Alternative Financing) has been funded or would be funded in accordance with the terms thereof at the Closing if Parent and Merger Sub consummate the Merger in accordance with the terms hereof, (iii) Parent and Merger Sub fail to consummate the Merger within the time period required by Section 1.2(a) and (iv) the Company has irrevocably confirmed to Parent in writing that if the Debt Financing were funded, it would take such actions that are within its control to consummate the Merger in accordance with the terms hereof. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically the obligations of Parent and Merger Sub to consummate the Merger if the Debt Financing has not been funded (or would not be funded in accordance with the terms thereof at the Closing if Parent and Merger Sub consummate the Merger in accordance with the terms hereof).

(d) Nothing in Section 10.11 shall prohibit the Company from seeking an injunction, specific performance and/or other equitable relief pursuant to Section 10.11(b) prior to the conditions to Closing set forth in Sections 1.3(a) and 1.3(b) being satisfied (other than with respect to the Company’s right to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Parent and Merger Sub to consummate the Merger, which shall be subject to Section 10.11(c)). For the avoidance of doubt, while the Company may pursue both (i) an injunction, specific performance or other equitable relief to the extent permitted by Section 10.11(b), except as provided in Section 9.4(b)(iii), and (ii) the payment of the Parent Termination Fee to the extent permitted by Section 9.4(b) (and either the Company’s pursuit of a remedy pursuant to Section 10.11(b) shall in no way preclude the Company from pursuing payment of the Parent Termination Fee and vice versa), but under no circumstances shall the Company be permitted or entitled to receive both such grant of an injunction, specific performance or other equitable relief and payment of the Parent Termination Fee.

(e) Rights of specific performance and equitable relief are subject to the limitations set forth in Section 9.4(a)(v) and Section 9.4(b)(iii).

10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.13 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in such other manner as may be permitted by Applicable Law, and nothing in this Section 10.13 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby (including the Merger), or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby (including the Merger) shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby (including the Merger) in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Without limiting Section 9.4(b)(ii), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

10.14 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

ACTIAN CORPORATION

By:	/s/ Steve Shine
Name: Steve Shine
Title: CEO & President

ACTIAN SUB II, INC.

By:	/s/ Fred Gallagher
Name: Fred Gallagher
Title: Director

PERVASIVE SOFTWARE, INC.

By:	/s/ John Farr
Name: John Farr
Title: President & CEO

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means any offer, proposal or indication of interest from any Third Party relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Third Party, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; or (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer or other disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state, local, municipal or other law (statutory, common or otherwise), constitution, treaty, convention, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or other similar requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Associate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2012 included in the SEC Reports.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of Arizona or New York or is a day on which banking institutions located in such States are authorized or required by Applicable Law or other governmental action to close.

“Business Facility” means any property including the land, improvements, soil, soil gas, indoor air, groundwater, and surface water that is or at any time has been owned, operated, occupied, controlled or leased by the Company, its Subsidiaries or any of their predecessors in connection with the operation of their respective business.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company IP” means all Technology and Intellectual Property Rights that are used, held for use, or otherwise licensed to or owned by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by, or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any fact, event, violation, inaccuracy, circumstance, change or effect (any such item, an “Effect”) that, individually or when taken together with all other Effects that exist or have occurred prior to or at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) general economic conditions in the United States or any other country or region in the world; (ii) general conditions in the industries in which the Company or any of its Subsidiaries conduct business; (iii) changes in Law or GAAP or the interpretations thereof; (iv) acts of war, terrorism or sabotage; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the public announcement or pendency of this Agreement or the transactions contemplated hereby; (vii) any failure by the Company to meet published analysts estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration); (viii) any decline in the market price or change in the trading volume of Company Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration); (ix) any action taken pursuant to the terms of this Agreement or the failure to take any action prohibited by the terms of this Agreement; (x) any action taken at the request of Parent or with the prior consent or approval of Parent; (xi) the availability or cost of equity, debt or other financing to Parent or Merger Sub and (xii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including those arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided, however, that, in each of clauses (i) through (v) any such Effects shall not be taken into account only to the extent such Effects have not had a disproportionate impact on the Company relative to other companies in the industries in which the Company and its Subsidiaries operate or conduct business.

“Company Options” means any options to purchase shares of Company Common Stock.

“Company Equity Incentive Plan” means the Company Amended and Restated 2006 Equity Incentive Plan, as amended and restated.

“Company Products” means any and all items, products and services marketed, sold, licensed, provided or distributed by Company and its Subsidiaries, and refers also to (i) all User Documentation and related technical documentation and (ii) all prior, present and future versions thereof (which includes works under development as of the date hereof and that the Company expects or intends to make available commercially after the date hereof).

“Company RSUs” means restricted stock units settled in shares of Company Common Stock.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” and “85%” shall be references to “50%.”

“Confidential Technology” means Source Code and other Technology embodied in or related to the Company Products that is preserved as a Trade Secret or is otherwise confidential.

“Continuing Employees” shall mean all current and former employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Delaware Law” means the DGCL and any other Applicable Law of the State of Delaware.

“DGCL” means the General Corporation Law of the State of Delaware.

“DOJ” means the United States Department of Justice, or any successor thereto.

“DOL” means the United States Department of Labor, or any successor thereto.

“Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to (or required to be contributed to) for the benefit of or relating to any current or former employee, consultant or independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries has or may have any material Liability (contingent or otherwise).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” means any Person under common control with the Company or that, together with the Company or any of its Subsidiaries, would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001(b)(1) of ERISA or Section 414 of the Code and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Commitment Letter) relating thereto.

“FTC” means the United States Federal Trade Commission, or any successor thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents and design patents, and all registrations and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, re-examinations, corrections, provisionals, continuations and continuations in part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information and all documentation therefore (collectively, “Trade Secrets”); (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, trade dress, logos, or other corporate designations, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all other rights in databases and data collections (including knowledge databases, customer lists and customer databases) and Software and Technology; (vii) all rights to Uniform Resource Locators, Web site addresses and domain names and applications and registrations therefore (collectively, “Domain Names”); (viii) all publicity rights and Moral Rights, however denominated; and (ix) any similar, corresponding or equivalent rights to any of the foregoing.

“Intervening Event” means a material event or circumstance that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Requisite Stockholder Approval; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service, or any successor thereto.

“Legal Proceeding” means any lawsuit, litigation, arbitration or other legal proceeding (including any civil, criminal, administrative, investigative or appellate proceeding, public or private) by or before any Governmental Authority.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” means: (i) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act (other than those agreements and arrangements described in

Item 601(b)(10)(iii)) to which the Company or any of its Subsidiaries is a party; (ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights; (iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement; (iv) any Contract relating to indebtedness and having an outstanding principal amount in excess of $100,000; (v) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $100,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice); (vi) any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $200,000 for the fiscal year ended June 30, 2012; (vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $100,000, other than Contracts with customers entered into in the ordinary course of business on substantially the Company’s standard form agreement provided to Parent; (viii) any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than license agreements for software that is generally commercially available; (ix) any Contract that provides for any confidentiality obligations out of the ordinary course of business (other than any confidentiality agreements entered into in connection with the Company’s consideration of a possible sale or other strategic transaction involving the Company), (x) any Contract that provides for standstill or similar obligations that will remain in effect following the execution and delivery of this Agreement; (xi) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $100,000; (xii) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand; (xiii) any Contract with any Governmental Entity; (xiv) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; (xv) any Contract with a third party distributor of the Company’s products (including independent software vendors, Software-as-a-Service vendors, value-added resellers and Systems Integrators that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $100,000 over the remaining term of such Contract; or (xvi) any Contract limiting the Company’s or any of its Subsidiaries’ rights to use or enforce Intellectual Property owned by the Company or any Subsidiary, including covenants not to sue or co-existence agreements.

“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Nasdaq” means the Nasdaq Global Select Market.

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Termination Date and to fully perform its covenants and other obligations under this Agreement.

“Permitted Liens” means (i) Liens disclosed on the Balance Sheet, (ii) Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, in each case, in an amount for which adequate reserves have been established in accordance with GAAP on the Financial Statements and (iii) mechanics’, carriers’, workmen’s, repairmen’s, landlord’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Company’s or a Subsidiary’s exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Registered IP” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Relevant Jurisdictions” shall mean the United States.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shrink-Wrap Code” means generally commercially available Object Code where available for an average cost of not more than $1,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations) that is used by the Company or its Subsidiaries but not incorporated into any Company Products and that has not been customized for use by Company or its Subsidiaries.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made by a Third Party after the date of this Agreement that was not solicited in violation of Section 7.2(a), and which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the financial, legal, regulatory and other aspects of such Acquisition Proposal and the terms and conditions of such Acquisition Proposal) is (A) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” and “85%” shall be deemed to be references to “50%.”

“Tax” means (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, customs, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise, property taxes, and any other taxes of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group for any period (including any Liability under Treasury Regulation Section 1.1502-6 or any comparable provision of Applicable Law (including any arrangement for group or consortium relief or similar arrangement)) and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for taxes of a predecessor or transferor or by operation of law.

“Tax Returns” means all returns (including information returns), declarations, estimates, reports, statements, forms, elections and other documents, including claims for refund, filed or submitted, or required or permitted to be filed or submitted, in respect of any Taxes, and any schedule, supplement or amendment to any of the foregoing.

“Technology” means all tangible items related to, constituting, disclosing or embodying any or all of the following: any technology, information, know how, works of authorship, trade secrets, ideas, improvements, discoveries, inventions (whether or not patented or patentable), proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, show how, techniques, design rules, algorithms, routines, models, plans, methodologies, Software, firmware, computer programs (whether Source Code or Object Code), files, formulas, records, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“User Documentation” means explanatory and informational materials concerning the Company Products, in printed or electronic format, which Company or its Subsidiaries has released for distribution to end users or customers with such Company Products, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“WARN” means the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar Applicable Law.

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Annex B

January 27, 2013

The Board of Directors

Pervasive Software, Inc.

12365-B Riata Trace Parkway

Austin, TX 78727

Members of the Board of Directors:

We understand that Pervasive Software, Inc., a Delaware corporation (the “Company”), proposes to enter into a transaction whereby, pursuant to the terms of an Agreement and Plan of Merger, dated as of January 27, 2013 (the “Merger Agreement”), among Actian Corporation, a Delaware corporation (“Parent”), Pi Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”), and each share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Company Common Stock held in the treasury of the Company and Company Common Stock owned, directly or indirectly, by Parent or Merger Sub) will be converted into the right to receive $9.20 per share in cash (the “Consideration”), without interest thereon. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

You have asked for our opinion, as of the date hereof, as to the fairness from a financial point of view to the holders of the Company Common Stock of the Consideration to be paid to such holders in the Merger.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	analyzed certain financial forecasts prepared by the management of the Company, which forecasts the Company has represented to us are consistent with the best judgments of the Company’s management as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company;

(iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Company Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies and their securities that we considered to be generally relevant;

(vii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we considered to be relevant;

(viii)	reviewed a draft dated January 25, 2013 of the Merger Agreement and certain related documents; and

(ix)	performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

The Board of Directors

Pervasive Software, Inc.

January 27, 2013

We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the financial projections provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of senior management of the Company as to the future financial performance of the Company and the other matters covered thereby. We assume no responsibility for and express no view as to such forecasts or any other forward-looking information or the assumptions on which they are based, and we have relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. In rendering our opinion, we express no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. We have not performed any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or its subsidiaries nor have we been furnished with any such valuations or appraisals. In particular, we do not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company or any of its affiliates or representatives. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries, was made available to us. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses. In addition, we have assumed, with your consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the Merger will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to our analyses, have an adverse effect on the Company or the contemplated benefits of the Merger. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. We do not express any view or opinion as to the price at which any share of Company Common Stock or any other security may trade at any time, including subsequent to the date of our opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be paid to such holders in the Merger, and we do not express any view as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities of the Company,

The Board of Directors

Pervasive Software, Inc.

January 27, 2013

creditors or other constituencies of the Company or its Subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Merger or the form or structure of the Merger Agreement or the likely timeframe in which the Merger will be consummated. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals, and which advice we have relied upon in rendering our opinion. We express no view or opinion as to the financing of the Merger or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger. We have not acted as financial advisor to any party with regard to the Merger other than the Board of Directors of the Company. We will receive a fee for our services as financial advisor to the Board of Directors of the Company in connection with the Merger, a substantial portion of which will become payable only if the Merger is consummated and a portion of which is payable upon the rendering of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. Other than as related to the Merger, we have had no other recent financial advisory or other commercial or investment banking relationships of a material nature with the Company or Parent. We and our affiliates may in the future provide financial advice and services to the Company, Parent and their respective affiliates or any company that may be involved in the Merger for which we and our affiliates would expect to receive compensation.

Our opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation as to whether the Board of Directors of the Company should recommend or proceed with the Merger, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to the Merger or any matter related thereto. This opinion has not been approved or issued by a fairness committee.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

SHEA & COMPANY, LLC

/s/ Shea & Company, LLC

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.;

PROXY	PERVASIVE SOFTWARE INC.	PROXY

12365 Riata Trace Parkway, Building B, Austin, Texas 78727

This Proxy is Solicited on Behalf of the Board of Directors of Pervasive Software Inc.

for the Special Meeting of Stockholders to be held             , 2013.

The undersigned holder of Common Stock, par value $0.001, of Pervasive Software Inc. (the “Company”) hereby appoints John E. Farr and Randall G. Jonkers, or any of them, proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the “Special Meeting”) to be held on             , 2013 at          a.m. local time, at                                         , and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 1 AND “FOR” PROPOSAL NO. 2.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1. Vote by Telephone—Please call                      on a touch-tone telephone and follow the simple recorded instructions. Your vote will be confirmed and cast as you directed.

OR

2. Vote by Internet—Please access                      and follow the simple instructions on the screen.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.

OR

3. Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the enclosed envelope to:                                         . If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE INCLUDED PROXY CARD IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(Reverse)

Pervasive Software Inc.

☒  Please mark votes as in this example

1.	A proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 28, 2013, by and among Actian Corporation, a Delaware corporation (“Parent”), Actian Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Pervasive Software Inc., a Delaware corporation (the “Company”), as it may be amended from time to time, pursuant to which the Company will be acquired by Merger Sub and will be become a wholly owned subsidiary of Parent.

For	Against	Abstain
☐	☐	☐

2.	A proposal to approve the adjournment of the special meeting (the “Special Meeting”), if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement.

For	Against	Abstain
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

Signature:

Signature (if held jointly):

Date:                                                                              , 2013

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.